As filed with the Securities and Exchange Commission on June 10, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Playboy Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-4249478
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

680 North Lake Shore Drive
Chicago, Illinois 60611
(312) 751-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Howard Shapiro, Esq.
Executive Vice President, Law and Administration,
General Counsel and Secretary
Playboy Enterprises, Inc.
680 North Lake Shore Drive
Chicago, Illinois 60611
(312) 751-8000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
Rodd M. Schreiber
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois
(312) 407-0700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price	Registration Fee

3.00% Convertible Senior Subordinated Notes due 2025	$115,000,000(1)	100%(2)	$115,000,000(1)(2)	$13,535.50

Class B Common Stock, par value $0.01	8,785,333 shares(3)	—	—	—(4)

(1)	Equals the aggregate principal amount of the notes being registered.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Represents the maximum number of shares of Class B common stock issuable upon conversion of the notes registered hereby at a conversion rate, corresponding to the Maximum Conversion Rate (as defined in the indenture governing the notes), of 76.3942 shares of Class B common stock for each $1,000 principal amount of notes. Pursuant to Rule 416 under the Securities Act, this registration statement is deemed to cover such indeterminate number of additional shares of Class B common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions contained therein.
(4)	No additional consideration will be received for the shares of Class B common stock issuable upon conversion of the notes, and, therefore, no registration fee is required, pursuant to Rule 457(i) under the Securities Act.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	JUNE 10, 2005

$115,000,000
3.00% Convertible Senior Subordinated Notes due 2025 and Shares of Class B Common Stock Issuable Upon Conversion of the Notes

†	This prospectus relates to the resale by various selling securityholders of $115,000,000 aggregate principal amount of our 3.00% convertible senior subordinated notes due 2025 and shares of our Class B common stock into which the notes are convertible. We will not receive any of the proceeds from the sale of the notes or the shares of our Class B common stock by the selling securityholders.

†	The notes and the shares of our Class B common stock may be sold by the selling securityholders in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of our Class B common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange or the Pacific Exchange. See “Plan of distribution.”

†	Our Class B common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PLA.” On June 9, 2005, the last reported sale price of our Class B common stock on the New York Stock Exchange was $12.65.

†	The notes are not listed on any national securities exchange or on the Nasdaq Stock Market.
Investing in the notes or our Class B common stock involves significant risks. See
“Risk factors” beginning on page 8.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our Rabbit Head Design and certain names of our products and services, including the title of Playboy magazine, are our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Our trademarks, including “Playboy”, “Playmate” and “Spice”, as well as numerous domain names related to our online business, are registered under the laws of various jurisdictions.
The market data included in this prospectus, including information relating to our relative position in the industry, is based on internal surveys and information, market research, publicly available information and industry publications. Although we believe that such sources are reliable as of their respective dates, we have not independently verified the information contained in them. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market, ranking and other similar data included in or incorporated by reference into this prospectus, and estimates and beliefs based on such data, may not be reliable indicators of future conditions or outcomes.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus speaks only as of the date of this prospectus, and the information in the documents incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the SEC. Neither the notes nor any shares of our Class B common stock issuable upon conversion of the notes are being offered in any jurisdiction where the offer or sale is not permitted.

i

Summary
This summary highlights information contained elsewhere in this prospectus and the documents incorporated into it by reference. Because this is a summary, it does not contain all of the information that you should consider before investing in our securities. Unless otherwise indicated, information in this prospectus assumes no exercise of the initial purchasers’ option to purchase additional notes. You should read the entire prospectus and the documents incorporated by reference carefully, including the section entitled “Risk factors.”
OUR BUSINESS
We are a global media and licensing company offering lifestyle entertainment for adult audiences. We produce and acquire content that is distributed across print, television, online and wireless media. We license the Playboy name and our other trademarks for consumer and entertainment products as well as concept stores and location-based entertainment venues.
OUR CORPORATE INFORMATION
We were founded in 1953. Our principal executive offices are located at 680 North Lake Shore Drive, Chicago, Illinois 60611, and our telephone number is (312) 751-8000. Our Class B (non-voting) common stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol “PLA”, and our Class A (voting) common stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol “PLAA.”

THE OFFERING

Issuer	Playboy Enterprises, Inc.

Notes	3.00% convertible senior subordinated notes due 2025

Maturity	March 15, 2025

Interest	The notes bear interest at a rate of 3.00% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2005, to holders of record at the close of business on the preceding March 1 and September 1, respectively. Interest accrues on the notes from and including March 15, 2005 or from and including (i) the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, (ii) the next interest payment date or maturity date, as the case may be.

Contingent interest	We will pay contingent interest to the holders of notes during any six-month period (i) from March 15 to and including September 14 and (ii) from September 15 to and including March 14, commencing with the six-month period beginning March 15, 2012, if the average trading price of the notes during the five consecutive trading days preceding the third trading day before the first day of the applicable six-month period equals at least 120% of the principal amount of the notes. The amount of contingent interest payable per $1,000 principal amount of notes in respect of any six-month period will be equal to a per annum rate of 0.25% of the average trading price of the notes during the applicable five consecutive day trading period described above.

Ranking	The notes are the issuer’s unsecured senior subordinated obligations and rank junior to all of the issuer’s senior debt, including its guarantee of borrowings by its subsidiary PEI Holdings, Inc., or Holdings, under Holdings’ credit facility, equally with all of the issuer’s future senior subordinated debt and senior to all of the issuer’s future subordinated debt. In the event that the issuer’s secured creditors, including the lenders under the credit facility, exercise their rights with respect to the issuer’s pledged assets, those secured creditors would be entitled to be repaid in full from the proceeds from the sale of those assets before the proceeds would be available for distribution to the issuer’s other creditors, including the holders of the notes. In addition, the assets of the issuer’s subsidiaries are subject to the prior claims of all creditors, including trade creditors, of those subsidiaries. The assets of the issuer and substantially all of its US subsidiaries, other than Playboy.com, Inc. and its subsidiaries, are currently pledged to secure obligations under Holdings’ credit facility.

Conversion rights	The notes are convertible into cash and, if applicable, shares of our Class B common stock based on an initial conversion rate, subject to adjustment, of 58.7648 shares per $1,000 principal amount of notes (which represents an initial conver-

sion price of approximately $17.02 per share), under certain circumstances and to the following extent:

† during any fiscal quarter after the fiscal quarter ending March 31, 2005, if the closing sale price of our Class B common stock for each of 20 or more consecutive trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price in effect on that trading day;

† during the five business day period after any five consecutive trading day period (the “note measurement period”) in which the average trading price per $1000 principal amount of notes over that five consecutive trading day period was equal to or less than 95% of the average conversion value of the notes during the note measurement period;

† if certain fundamental changes occur, as described in this prospectus; or

† if we call the notes for redemption.

Upon conversion, holders of notes will receive cash and, if applicable, shares of our Class B common stock. The aggregate value (the “conversion value”) of the cash and, if applicable, shares of our Class B common stock per $1,000 principal amount of notes will be equal to the product of:

† the conversion rate then in effect; and

† the average of the daily volume-weighted average price per share of our Class B common stock for each of the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion (the “ten-day weighted average price”).

Except as described in this prospectus, we will deliver the conversion value of the notes surrendered for conversion to converting holders as follows:

† a cash amount (the “principal return”) equal to the lesser of:

† the aggregate conversion value of the notes to be converted; and

† the aggregate principal amount of the notes to be converted;

† if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in whole shares (the “net shares”), determined as set forth in this prospectus equal to the aggregate conversion value less the principal return (the “net share amount”); and

† a cash amount in lieu of any fractional shares of our Class B common stock.

If notes are surrendered for conversion in connection with certain fundamental changes that occur before March 15, 2012, holders may be entitled to an increase in the conversion rate, or, under certain circumstances, we may elect to change our conversion obligation to provide for conversion of the notes into shares of an acquiring company’s common stock, as described in this prospectus.

See “Description of notes— Conversion rights.”

Sinking fund	None

Redemption of notes at our option	On or after March 15, 2010, if the closing sale price of our Class B common stock for each of 20 or more consecutive trading days in a period of 30 consecutive trading days exceeds 120% of the conversion price in effect on the 30th day before the mailing of the redemption notice, we may redeem the notes at our option at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date.

On or after March 15, 2012, we may from time to time redeem the notes at our option, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date.

See “Description of notes— Redemption of notes at our option.”

Purchase of notes by us at the option of the holder	On each of March 15, 2012, March 15, 2015 and March 15, 2020, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. See “Description of notes— Purchase of notes by us at the option of the holder.”

Right of a holder to require us to repurchase notes upon a fundamental change	Holders may require us to repurchase all or a portion of their notes if a fundamental change occurs, as described in this prospectus, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

If certain fundamental changes occur before March 15, 2012, holders may be entitled to an increase in the conversion rate, or, under certain circumstances, we may elect to change our conversion obligation to provide for conversion of the notes into shares of an acquiring company’s common stock, as described in this prospectus.

See “Description of notes— Holders may require us to repurchase their notes upon a fundamental change.”

Events of default	See “Description of notes— Events of default.”

Registration rights	Within 90 days of the date on which we issued the notes, we agreed to file a shelf registration statement for resales of the notes and the shares of our Class B common stock issuable upon conversion of the notes, and we will use our commercially reasonable efforts to cause such registration statement to become effective under the Securities Act of 1933, or the Securities Act, within 210 days after the date on which we first issued the notes.

This prospectus is part of the shelf registration statement we agreed to file.

Use of proceeds	We will not receive any proceeds from the sale by selling securityholders of the notes or any shares of our Class B common stock issued upon conversion of the notes.

DTC eligibility	The notes are issued in book-entry-only form and are represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See “Description of notes— Form, denomination and registration of notes.”

Listing and trading	In connection with our issuance of the notes in March 2005, the notes were made eligible to be traded in the PORTAL® Market of the National Association of Securities Dealers, Inc. Any notes sold under this prospectus, however, will no longer be eligible for trading in the PORTAL® Market. The notes are not listed on any national securities exchange or on the Nasdaq Stock Market. Our Class B (non-voting) common stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol “PLA” and our Class A (voting) common stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol “PLAA.”

Trustee	LaSalle Bank National Association

Certain US federal tax considerations	We and each holder of the notes agree in the indenture to treat the notes, for US federal income tax purposes, as “contingent payment debt instruments” and to be bound by our application of the US Treasury regulations that govern contingent payment debt instruments. Under these regulations, even if we do not pay any contingent interest on the notes, a US holder (as defined below under “Certain US federal tax considerations”) of a note will be required to include interest in its gross income at a rate of 7.75%, compounded semi-annually, regardless of whether such owner uses the cash or accrual method of tax accounting. Accordingly, each US holder will recognize taxable income significantly in excess of cash received on the notes while they are outstanding. In addition, any gain recognized by a holder on the sale, exchange, repurchase, redemption, retirement or conversion of a note generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the interest previously included in income by the holder and, thereafter, capital loss. The proper US federal income tax treatment of contingent payment debt instruments is uncertain in some respects, and the agreed upon treatment of the notes could be challenged by the Internal Revenue Service. Prospective holders are urged to consult their tax advisors as to the US federal, state, local or other tax consequences of acquiring, owning and disposing of the notes and any Class B common stock received upon conversion of the notes. See “Certain US federal tax considerations.”

Risk factors	In analyzing an investment in the notes or the shares of our Class B common stock offered by the selling securityholders pursuant to this prospectus, you should carefully consider, along with other matters included or incorporated by reference in this prospectus, the information set forth under “Risk factors.”

For a more complete description of the terms of the notes, see “Description of notes.” For a more complete description of our Class B common stock, see “Description of capital stock.”

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated:

		Year ended December 31,
	Quarter ended
	March 31, 2005	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	—	1.76x	0.96x	0.68x	—	—
For purposes of calculating the ratio of earnings to fixed charges, earnings represents the aggregate of pretax income (loss) from continuing operations before minority interests in consolidated subsidiaries or income (loss) from equity investees plus fixed charges, which include interest, amortized premiums related to indebtedness and estimate of interest within rental expense (33%).
On a historical basis, earnings were insufficient to cover fixed charges by $11.3 million for the quarter ended March 31, 2005, $0.9 million for the year ended December 31, 2003, $6.9 million for the year ended December 31, 2002, $26.9 million for the year ended December 31, 2001 and $30.9 million for the year ended December 31, 2000.
The following table sets forth our ratio of earnings to fixed charges on a pro forma basis for the quarter ended March 31, 2005 and the year ended December 31, 2004, reflecting the application of the proceeds from the original issuance and sale of the notes in March 2005 as if that issuance and sale had occurred on January 1, 2004:

	Quarter ended	Year ended
	March 31, 2005	December 31, 2004

Pro forma ratio of earnings to fixed charges	—	2.67x
For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings represents the aggregate of pretax income (loss) from continuing operations before minority interests in consolidated subsidiaries or income (loss) from equity investees plus fixed charges, which include interest, amortized premiums related to indebtedness and estimate of interest within rental expense (33%).
On a pro forma basis, earnings were insufficient to cover fixed charges by $9.8 million for the quarter ended March 31, 2005.

Risk factors
You should carefully consider the following risk factors in addition to the other information contained in this prospectus before purchasing the notes. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.
RISKS RELATED TO OUR BUSINESS AND OPERATIONS
We may not be able to protect our intellectual property rights.
We believe that our trademarks, particularly the Playboy name and Rabbit Head Design, and other proprietary rights are critical to our success, potential growth and competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and proprietary rights. Our actions to establish and protect our trademarks and other proprietary rights, however, may not prevent imitation of our products by others or prevent others from claiming violations of their trademarks and proprietary rights by us. Any infringement or related claims, even if not meritorious, may be costly and time consuming to litigate, may distract management from other tasks of operating the business and may result in the loss of significant financial and managerial resources, which could harm our business, financial condition or operating results. These concerns are particularly relevant with regard to those international markets, such as China, in which it is especially difficult to enforce intellectual property rights.
Failure to maintain our agreements with multiple system operators, or MSOs, and direct-to-home, or DTH, operators on favorable terms could adversely affect our business, financial condition or results of operations.
We currently have agreements with the nation’s six largest MSOs. We also have agreements with the principal DTH operators in the United States and Canada. Our agreements with these operators may be terminated on short notice without penalty. If one or more MSOs or DTH operators terminate or do not renew these agreements, or do not renew them on terms as favorable as those of current agreements, our business, financial condition or results of operations could be materially adversely affected.
In addition, competition among television programming providers is intense for both channel space and viewer spending. Our competition varies in both the type and quality of programming offered, but consists primarily of other premium pay services, such as general-interest premium channels and other adult movie pay services. We compete with the other pay services as we attempt to obtain or renew carriage with MSOs and DTH operators, negotiate fee arrangements with these operators and market our programming through these operators to consumers. The competition with programming providers has intensified as a result of consolidation in the DTH and cable systems industry, which has resulted in larger, but fewer, operators. The impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms of agreements, cancellation of fee arrangements or pressure on margin splits with operators of these systems could adversely affect our business, financial condition or results of operations.
Limits on our access to satellite transponders could adversely affect our business, financial condition or results of operations.
Our cable television and DTH operations require continued access to satellite transponders to transmit programming to cable or DTH operators. Material limitations on our access to these systems or

Risk factors

satellite transponder capacity could materially adversely affect our business, financial condition or results of operations. Our access to transponders may be restricted or denied if:

†	we or the satellite owner is indicted or otherwise charged as a defendant in a criminal proceeding;

†	the FCC issues an order initiating a proceeding to revoke the satellite owner’s authorization to operate the satellite;

†	the satellite owner is ordered by a court or governmental authority to deny us access to the transponder;

†	we are deemed by a governmental authority to have violated any obscenity law; or

†	our satellite transponder providers fail to provide the required services.

†	In addition to the above, the access of Playboy TV, Spice and our other networks to transponders may be restricted or denied if a governmental authority commences an investigation or makes an adverse finding concerning the content of their transmissions. Technical failures may also affect our satellite transponder providers’ ability to deliver transmission services.
We are subject to risks resulting from our operations outside the United States, and we face additional risks and challenges as we continue to expand internationally.
The international scope of our operations may contribute to volatile financial results and difficulties in managing our business. For the year ended December 31, 2004, we derived approximately 24% of our consolidated revenues from countries outside the United States. Our international operations expose us to numerous challenges and risks, including, but not limited to, the following:

†	adverse political, regulatory, legislative and economic conditions in various jurisdictions;

†	costs of complying with varying governmental regulations;

†	fluctuations in currency exchange rates;

†	difficulties in developing, acquiring or licensing programming and products that appeal to a variety of different audiences and cultures;

†	scarcity of attractive licensing and joint venture partners;

†	the potential need for opening and managing distribution centers abroad; and

†	difficulties in protecting intellectual property rights in foreign countries.
In addition, important elements of our business strategy, including capitalizing on advances in technology, expanding distribution of our products and content and leveraging cross promotional marketing capabilities, involve a continued commitment to expanding our business internationally. This international expansion will require considerable management and financial resources.
We cannot assure you that one or more of these factors or the demands on our management and financial resources would not harm any current or future international operations and our business as a whole.
Any inability to identify, fund investment in and commercially exploit new technology could have a material adverse impact on our business, financial condition or results of operations.
We are engaged in a business that has experienced significant technological change over the past several years and is continuing to undergo technological change. Our ability to implement our business plan and to achieve the results projected by management will depend on management’s ability to

Risk factors

anticipate technological advances and implement strategies to take advantage of technological change. Any inability to identify, fund investment in and commercially exploit new technology or the commercial failure of any technology that we pursue, such as video-on-demand, could result in our business becoming burdened by obsolete technology and could have a material adverse impact on our business, financial condition or results of operations.
The online subscription portion of our entertainment business may be adversely affected by failure on our part to implement our business model, to satisfy consumers, by the impact of free content and by any decline in use of the Internet.
Business model. Our online subscription business model relies on expanding our online subscriber base and increasing revenue per subscriber by selling premium content to our online subscribers. There can be no assurance that we will be able to provide the pricing and content necessary to attract new or retain existing subscribers and operate the online portion of our entertainment business profitably.
Consumer satisfaction. The Internet industry is highly competitive. If we fail to continue to develop and introduce new content, features, functions or services effectively or fail to improve the consumer experience, our business, financial condition or results of operations could be materially adversely affected.
Availability of free or low cost content. To the extent free or low cost adult content on the Internet continues to be available or increases, it may negatively affect our ability to attract subscribers and other fee-paying customers.
Internet use growth. If use of the Internet declines or fails to grow as projected, we may not realize the expected benefits of our investments in the online business. Internet usage may be inhibited by, among other factors:

†	inadequate Internet infrastructure;

†	unwillingness of customers to shift their purchasing to on-line vendors;

†	security and privacy concerns;

†	the lack of compelling content;

†	problems relating to the development of the required technology infrastructure; and

†	insufficient availability of cost-effective, high-speed service.
Our online operations are subject to security risks and systems failures.
Security risks. Online security breaches could materially adversely affect our business, financial condition or results of operations. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials in particular. In offering online payment services, we may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that we use to protect our customers’ transaction data. If third parties are able to penetrate our network security or otherwise misappropriate confidential information, we could be subject to liability, which could result in litigation. In addition, experienced programmers or “hackers” may attempt to misappropriate proprietary information or cause interruptions in our services which could require us to expend significant capital and resources to protect against or remediate these problems. Increased scrutiny by governmental authorities such as the FTC and state agencies of the use of customer information could

Risk factors

also result in additional expenses if we are obligated to reengineer systems, to comply with new regulations or to defend investigations of our privacy practices.
Other system failures. The uninterrupted performance of our computer systems is critical to the operations of our Internet sites. Our computer systems are located at Level 3 Communications in Chicago, Illinois and, as such, may be vulnerable to fire, power loss, telecommunications failures and other similar catastrophes. In addition, we may have to restrict access to our Internet sites to solve problems caused by computer viruses or other system failures. Our customers may become dissatisfied by any systems disruption or failure that interrupts our ability to provide our content. Repeated system failures could substantially reduce the attractiveness of our Internet sites and/or interfere with commercial transactions, negatively affecting our ability to generate revenues. Our Internet sites must accommodate a high volume of traffic and deliver regularly updated content. Our sites have, on occasion, experienced slow response times and network failures. These types of occurrences in the future could cause users to perceive our web sites as not functioning properly and therefore induce them to frequent Internet sites other than ours. We are also subject to risks from failures in computer systems other than our own because our customers depend on their own Internet service providers for access to our sites. Our revenues could be negatively affected by outages or other difficulties customers experience in accessing our Internet sites due to Internet service providers’ system disruptions or similar failures unrelated to our systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our Internet systems or the systems of our customers’ Internet service providers.
Piracy of our television networks, programming and photographs could materially reduce our revenues and adversely affect our business, financial condition or results of operations.
The distribution of our subscription programming by MSOs and DTH operators requires the use of encryption technology to assure that only those who pay can receive programming. It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Nevertheless, theft of subscription television programming has been widely reported. Theft of our programming reduces future potential revenue. In addition, theft of our competitors’ programming can also increase our churn. Although MSOs and DTH operators continually review and update their conditional access technology, there can be no assurance that they will be successful in developing or acquiring the technology needed to effectively restrict or eliminate signal theft.
Additionally, the development of emerging technologies, including the Internet and online services, poses the risk of making piracy of our intellectual property more prevalent. Digital formats such as the ones we use to distribute our programming through MSOs, DTH and the Internet are easier to copy, download or intercept. As a result, users can download, duplicate and distribute unauthorized copies of copyrighted programming and photographs over the Internet or other media, including DVDs. As long as pirated content is available, many consumers could choose to download or purchase pirated intellectual property rather than pay to subscribe to our services or purchase our products.
National consolidation of the single-copy magazine distribution system may adversely affect our ability to obtain favorable terms on the distribution of Playboy magazine and special editions and may lead to declines in profitability and circulation.
In the past decade, the single-copy magazine distribution system has undergone dramatic consolidation. According to an economic study released by Magazine Publishers of America in October 2001, the number of magazine wholesalers has declined from more than 180 to just four large wholesalers that handle 90% of the single-copy distribution business. Currently, we rely on a single national distributor, Warner Publisher Services, Inc., or Warner, for the distribution of Playboy magazine and

Risk factors

special editions to newsstands and other retail outlets. As a result of this industry consolidation, we face increasing pressure to lower the prices we charge to wholesalers and increase our sell-through rates. If we are forced to lower the prices we charge wholesalers, we may experience declines in revenue. If we are unable to meet targeted sell-through rates, we may incur greater expenses in the distribution process. The combination of these factors could negatively impact the profitability and newsstand circulation for Playboy magazine.
If we are unable to generate revenues from advertising and sponsorships, or if we were to lose our large advertisers or sponsors, our business would be harmed.
If companies perceive Playboy magazine or Playboy.com to be a limited or ineffective advertising medium, they may be reluctant to advertise in our products or be a sponsor of our company. Our ability to generate significant advertising and sponsorship revenues depends upon several factors, including, among others, the following:

†	our ability to maintain a large, demographically attractive subscriber base for Playboy magazine and Playboy.com;

†	our ability to offer attractive advertising rates;

†	our ability to attract advertisers and sponsors; and

†	our ability to provide effective advertising delivery and measurement systems.
Our advertising revenues are also dependent on the level of spending by advertisers, which is impacted by a number of factors beyond our control, including general economic conditions, changes in consumer purchasing and viewing habits and changes in the retail sales environment. Our existing competitors, as well as potential new competitors, may have significantly greater financial, technical and marketing resources than we do. These companies may be able to undertake more extensive marketing campaigns, adopt aggressive advertising pricing policies and devote substantially more resources to attracting advertising customers.
We rely on third parties to service our Playboy magazine subscriptions and print and distribute the magazine and special editions. If these third parties fail to perform, our business could be harmed.
We rely on Communications Data Services, Inc., or CDS, to service Playboy magazine subscriptions. The magazine and special editions are printed at Quad/ Graphics, Inc., at a single site located in Wisconsin, which ships the product to subscribers and wholesalers. We rely on a single national distributor, Warner, for the distribution of Playboy magazine and special editions to newsstands and other retail outlets. If CDS, Quad/ Graphics or Warner is unable to or does not perform, and we are unable to find alternative services in a timely fashion, our business could be adversely affected.
Increases in paper prices or postal rates could adversely affect our operating performance.
Paper costs are a substantial component of the manufacturing expenses of our publishing business and the direct marketing expenses of our online business. The market for paper has historically been cyclical, resulting in volatility in paper prices. An increase in paper prices could materially adversely affect our operating performance unless and until we can pass any increases through to the consumer.
The cost of postage also affects the profitability of Playboy magazine and our online business. An increase in postage rates could materially adversely affect our operating performance unless and until we can pass the increase through to the consumer.

Risk factors

If we experience a significant decline in our circulation rate base, our results could be adversely affected.
According to the Audit Bureau of Circulations, an independent audit agency, with a circulation rate base (the total newsstand and subscription circulation guaranteed to advertisers) of 3.15 million for the six months ended December 31, 2004, Playboy magazine was the 13th highest-ranking US consumer publication. Our circulation is primarily subscription driven, with subscription copies comprising approximately 88% of total copies sold. Although Playboy magazine’s circulation rate base has remained stable over the last nine years, if we experience a significant decline in subscriptions, either because we lose existing subscribers or do not attract new subscribers, our results could be adversely affected.
We may not realize the expected benefits from the restructuring of the ownership of our international TV joint ventures.
In December 2002, we completed the restructuring of the ownership of our international TV joint ventures. Our venture partner Claxson Interactive Group Inc. and its subsidiaries have encountered significant financial difficulties. We cannot be certain that Claxson’s financial condition will not adversely affect our remaining joint venture or subject our recently concluded joint venture ownership restructuring to challenge. As a result, we cannot be certain that we will realize the expected benefits from the restructuring.
We may not be able to compete successfully with direct competitors or with other forms of entertainment.
We derive a significant portion of our revenue from subscriber based fees, advertising and licensing, for which we compete with various other media, including magazines, newspapers, television, radio and Internet web sites that offer customers information and services similar to those that we provide. We also compete with providers of alternative leisure time activities and media. Competition could result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.
We face competition on both country and regional levels. In addition, each of our businesses competes with companies that deliver content through the same platforms and with companies that operate in different media businesses. Many of our competitors, including large entertainment and media enterprises, have greater financial and human resources than we do. We cannot assure you that we can remain competitive with companies that have greater resources or that offer alternative entertainment and information options.
Government regulations could adversely affect our business, financial condition or results of operations.
Our businesses are regulated by governmental authorities in the countries in which we operate. Because of our international operations, we must comply with diverse and evolving regulations. Regulation relates to, among other things, licensing, access to satellite transponders, commercial advertising, subscription rates, foreign investment, Internet gaming, use of confidential customer information and content, including standards of decency/obscenity. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities. While we are not able reliably to predict particular regulatory developments that could affect us adversely, those regulations related to adult content, the Internet, privacy and commercial advertising illustrate some of the potential difficulties we face.

Risk factors

Adult content. Regulation of adult content could prevent us from making our content available in various jurisdictions or otherwise have a material adverse effect on our business, financial condition or results of operations. The governments of some countries like China and India have sought to limit the influence of other cultures by restricting the distribution of products deemed to represent foreign or “immoral” influences. Regulation aimed at limiting minors’ access to adult content could also increase our cost of operations and introduce technological challenges, such as by requiring development and implementation of age verification systems.
Internet. Various governmental agencies are considering a number of legislative and regulatory proposals which may lead to laws or regulations concerning various aspects of the Internet, including online content, intellectual property rights, user privacy, taxation, access charges, liability for third party activities and jurisdiction. Regulation of the Internet could materially adversely affect our business, financial condition or results of operations by reducing the overall use of the Internet, reducing the demand for our services or increasing our cost of doing business.
Regulation of commercial advertising. We receive a significant portion of our advertising revenues from companies selling tobacco and alcohol products. For the year ended December 31, 2004, beer/wine/liquor and tobacco represented 23% and 17%, respectively, of the total ad pages of Playboy magazine. Significant limitations on the ability of those companies to advertise in Playboy magazine or on our Internet sites either because of legislative, regulatory or court action could materially adversely affect our business, financial condition or results of operations. In August 1996, the Food & Drug Administration announced regulations which prohibited the publication of tobacco advertisements containing drawings, colors or pictures. While those regulations were later held unconstitutional by the US Supreme Court, future attempts may be made by other federal agencies to impose similar or other types of advertising limitations.
Our business involves risks of liability claims for media content, which could adversely affect our business, financial condition or results of operations.
As a distributor of media content, we may face potential liability for:

†	defamation;

†	invasion of privacy;

†	negligence;

†	copyright or trademark infringement; and

†	other claims based on the nature and content of the materials distributed.
These types of claims have been brought, sometimes successfully, against broadcasters, publishers, online services and other disseminators of media content. We could also be exposed to liability in connection with material available through our Internet sites. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us. In addition, measures to reduce our exposure to liability in connection with material available through our Internet sites could require us to take steps that would substantially limit the attractiveness of our Internet sites and/or their availability in various geographic areas, which would negatively affect their ability to generate revenue.

Risk factors

Private advocacy group actions targeted at our content could result in limitations on our ability to distribute our products and programming and negatively impact our brand acceptance.
Our ability to operate successfully depends on our ability to obtain and maintain distribution channels and outlets for our products. From time to time, private advocacy groups have sought to exclude our programming from local pay television distribution because of the adult oriented content of the programming. In addition, from time to time, private advocacy groups have targeted Playboy magazine and its distribution outlets and advertisers, seeking to limit the magazine’s availability because of its adult oriented content. In addition to possibly limiting our ability to distribute our products and programming, negative publicity campaigns, lawsuits and boycotts could negatively affect our brand acceptance and cause additional financial harm by requiring that we incur significant expenditures to defend our business or by discouraging investors from investing in our securities.
In pursuing selective acquisitions, we may incur various costs and liabilities, and we may never realize the anticipated benefits of the acquisitions.
If appropriate opportunities become available, we may acquire businesses, products or technologies that we believe are strategically advantageous to our business. Transactions of this sort could involve numerous risks, including:

†	unforeseen operating difficulties and expenditures arising from the process of integrating any acquired business, product or technology, including the related personnel;

†	diversion of a significant amount of management’s attention from the ongoing development of our business;

†	dilution of existing stockholders’ ownership interest in us;

†	incurrence of additional debt;

†	exposure to additional operational risk and liability, including risks arising from the operating history of any acquired businesses.

†	entry into markets and geographic areas where we have limited or no experience;

†	loss of key employees of any acquired companies;

†	adverse effects on our relationships with suppliers and customers; and

†	adverse effects on the existing relationships of any acquired companies, including suppliers and customers.
Furthermore, we may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on terms favorable or acceptable to us or at all.
When we acquire businesses, products or technologies, our due diligence reviews are subject to inherent uncertainties and may not reveal all potential risks. We may therefore fail to discover or inaccurately assess undisclosed or contingent liabilities, including liabilities for which we may have responsibility as a successor to the seller or the target company. As a successor, we may be responsible for any past or continuing violations of law by the seller or the target company, including violations of decency laws. Although we generally attempt to seek contractual protections, such as representations and warranties and indemnities, we cannot be sure that we will obtain such provisions in our acquisitions or that such provisions will fully protect us from all unknown, contingent or other liabilities or costs. Finally, claims against us relating to any acquisition may necessitate our seeking claims against the seller for which the seller may not indemnify us or that may exceed the scope, duration or amount of seller’s indemnification obligations.

Risk factors

Our significant debt, including debt we incurred as a result of the offering of the notes, could adversely affect our business, financial condition or results of operations.
We have now and will continue to have a significant amount of debt. We had a total debt of $115 million on a consolidated basis as of March 31, 2005. In addition, the terms of the indenture pursuant to which the notes were issued does not restrict us or our subsidiaries from incurring additional debt, and we may be able to incur substantial additional debt in the future. As of March 31, 2005, we had no outstanding borrowings under Holdings’ credit facility, which allowed for borrowings on a revolving basis and letters of credit of up to $30 million in the aggregate and currently allows for borrowings on a revolving basis and letters of credit of up to $50 million in the aggregate. Although the credit facility contains restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under some circumstances, we could incur substantial debt in compliance with those restrictions. The amount of our existing and future debt could adversely affect us in a number of ways, including the following:

†	we may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

†	debt-service requirements could reduce the amount of cash we have available for other purposes;

†	we could be disadvantaged as compared to our competitors, such as in our ability to adjust to changing market conditions;

†	we may be restricted in our ability to make strategic acquisitions and to exploit business opportunities; and

†	we may not be able to satisfy our repurchase or conversion obligations with respect to the notes.
Our ability to make payments of principal and interest on our debt depends upon our future performance, general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to generate sufficient cash flow from operations in the future to service our debt, including our obligations under the notes, we may be required, among other things:

†	to seek additional financing in the debt or equity markets;

†	to refinance or restructure all or a portion of our debt, including the notes; and/or

†	to sell assets.
These measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.
The terms of Holdings’ credit facility impose restrictions on us that may affect our ability to successfully operate our business and make payments on the notes.
Holdings’ credit facility contains covenants that limit our actions. These covenants could materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our best interests. The covenants limit our ability to, among other things:

†	incur or guarantee additional indebtedness;

†	pay dividends or make other distributions on capital stock;

†	repurchase capital stock;

†	make loans and investments;

Risk factors

†	enter into agreements restricting the ability of the subsidiaries of Playboy Enterprises, Inc. to pay dividends;

†	create liens;

†	sell or otherwise dispose of assets;

†	enter new lines of business;

†	merge or consolidate with other entities; and

†	engage in transactions with affiliates.
The following financial covenants are also included:

†	minimum net worth;

†	minimum interest coverage ratio; and

†	limitation on capital expenditures.
Our ability to comply with these covenants and requirements may be affected by events beyond our control, such as prevailing economic conditions and changes in regulations, and if such events occur, we cannot be sure that we will be able to comply. A breach of these covenants could result in a default under the indenture governing the notes and/or the credit facility. If there were an event of default under the credit facility and/or the indenture for the notes, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately, and the lenders under the credit facility could terminate their commitments to lend. Additionally, if Holdings fails to repay the debt under the credit facility when it becomes due, the lenders under the credit facility could proceed against our and our subsidiaries’ assets in which the lenders have a first-priority lien as security. In that event, any proceeds received upon a realization of such collateral would be applied first to amounts due under the credit facility before any proceeds would be available to make payments on unsecured debt, including the notes. We cannot assure you that our assets or cash flow will be sufficient to repay our outstanding borrowings in the event of a default.
We depend on our key personnel.
We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of some of our senior management team. If these members of the management team become unable or unwilling to continue in their present positions, our business, financial condition or results of operations could be materially adversely affected.
Our principal equity owner may cause us to pursue strategies opposed to the interests of our noteholders or with which you disagree.
As of February 28, 2005, Hugh M. Hefner beneficially owned approximately 69.53% of our Class A common stock. As a result, given that our Class B common stock is non-voting, Mr. Hefner possesses significant influence over Playboy on all matters, including the election of directors as well as transactions involving a potential change of control. Mr. Hefner may support, and cause us to pursue, strategies and directions with which you disagree. The concentration of our share ownership may delay or prevent a change in control; impede a merger, consolidation, takeover, or other transaction involving Playboy; or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Playboy.

Risk factors

RISKS RELATED TO THE NOTES AND OUR COMMON STOCK
Your right to receive payments on the notes will be junior to the issuer’s existing and future senior debt, including the issuer’s guarantee of indebtedness under Holdings’ credit facility.
The notes are unsecured, senior subordinated obligations of the issuer, Playboy Enterprises, Inc. By their express terms, the notes rank junior in right of payment to all of the issuer’s existing and future senior debt, including the issuer’s guarantee of any borrowings under Holdings’ credit facility. The credit facility provides for borrowings of up to $50 million, and the issuer is permitted to incur substantial other debt, including senior debt, in the future. Any debt incurred by the issuer is senior to the notes, unless its terms expressly provide that such debt ranks equal with, or junior in right of payment to, the notes. As a result, upon any distribution to creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the issuer or its property, the holders of the issuer’s senior debt will be entitled to be paid in full before any payment may be made with respect to the notes. In addition, under the subordination provisions of the notes, the issuer may be prevented from making payments in respect of the notes if a payment default or certain other defaults in respect of its senior debt occurs.
In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes and future senior subordinated debt will participate in the assets remaining only after the issuer has paid all of its senior debt in full. In any of these cases, the issuer may not have sufficient funds or assets to pay all of its creditors, and holders of notes may receive less, ratably, than the holders of senior debt. Furthermore, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may also receive less, ratably, than holders of trade payables in any such proceeding, since such creditors have not agreed to be subordinated.
The issuer’s subsidiaries will not guarantee the notes. The assets of the subsidiaries will be subject to the prior claims of all creditors of those subsidiaries.
The notes are obligations solely of the issuer. None of the issuer’s subsidiaries guarantee the notes. The issuer conducts its operations through its subsidiaries and depends on earnings and cash flow of, and dividends from, these subsidiaries to pay its obligations. However, the issuer’s subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of the notes and other obligations in the form of loans, distributions or otherwise. The assets of the subsidiaries are subject to the prior claims of all their creditors, including trade creditors, and the assets of substantially all of the issuer’s US subsidiaries, other than Playboy.com and its subsidiaries, are subject to liens in favor of the lenders under Holdings’ credit facility. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding to which a subsidiary is subject, holders of its liabilities, including its trade creditors, will generally be entitled to payment on their claims from assets of that subsidiary before any of its assets are made available for distribution to the issuer. In addition, the ability of the issuer’s subsidiaries to make payments to the issuer will also be affected by their own operating results and will be subject to applicable laws and contractual restrictions contained in Holdings’ credit facility and any other instruments governing any debt or leases of such subsidiaries, which may adversely impact the issuer’s ability to pay interest and principal due on the notes, to satisfy the issuer’s obligation to repurchase the notes under certain circumstances or to satisfy the issuer’s obligation to pay the principal amount of the notes in cash under the net-share settlement provisions of the indenture governing of the notes.
At March 31, 2005, subsidiaries of the issuer had total liabilities, excluding intercompany liabilities, of $265.3 million.

Risk factors

Secured creditors will be entitled to be paid in full from the proceeds of the issuer’s pledged assets before those proceeds will be available for payments on the notes.
Holders of secured debt have claims that are prior to those of holders of the notes up to the value of the assets and shares of capital stock securing the secured debt. In particular, the issuer is a guarantor under Holdings’ credit facility, and its guarantee is secured by collateral comprising substantially all of its assets. The credit facility permits borrowings of up to $50 million in the aggregate. In the event that the issuer’s secured creditors, including lenders under Holdings’ credit facility, exercise their rights with respect to their collateral, the secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to other creditors, including holders of the notes. The indenture governing the notes also permits the issuer to incur additional secured debt. In the event of any distribution or payment of the issuer’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have prior claim to the issuer’s assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will sufficient assets to pay amounts due on the notes.
We may be unable to repurchase notes as required at the option of the holders or upon a fundamental change or to pay the principal amount of the notes in cash upon conversion.
On each of March 15, 2012, March 15, 2015 and March 15, 2020, holders may require us to purchase, for cash, all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. If a fundamental change occurs, holders of the notes may also require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes, we would be required to satisfy our conversion obligation up to the principal amount of the notes in cash. If we do not have sufficient funds for any required repurchase of the notes or to satisfy our conversion obligation, an event of default under the indenture governing the notes would occur as a result of such failure. In addition, cash payments in respect of notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under Holdings’ credit facility or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of the notes could result in an event of default under those other agreements. Such other borrowings may be secured indebtedness and may prevent us from making cash payments in respect of the notes under certain circumstances. Our inability to pay for notes that are tendered for repurchase or conversion could result in holders receiving substantially less than the principal amount of their notes.
The increase in the conversion rate applicable to the notes that holders convert in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of that fundamental change.
If certain fundamental changes occur before March 15, 2012, we will under certain circumstances increase the conversion rate applicable to certain holders. This increased conversion rate will apply to holders that surrender their notes for conversion at any time on or before the 30th day after the date we announce the fundamental change has occurred. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price described in this prospectus. See “Description of notes— Conversion rights— Adjustments to the conversion rate upon the occurrence of certain fundamental changes.”
Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of the fundamental change, the increase in the conversion rate is only

Risk factors

an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

†	the fundamental change occurs on or after March 15, 2012;

†	the applicable price is greater than $55.00 or less than $13.09 per share of our Class B common stock (in each case, subject to adjustment); or

†	we elect, in the case of a “public acquirer fundamental change”, to change the conversion right in lieu of increasing the conversion rate.
Furthermore, depending on the date you surrender your notes for conversion, you may not receive the additional shares payable as a result of the increase in the conversion rate until the fifth business day after the effective date of the fundamental change.
Upon conversion of the notes, you may receive less proceeds than expected because the value of our Class B common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.
The conversion value that you will receive upon conversion of your notes is in part determined by the average of the closing prices per share of our Class B common stock on the New York Stock Exchange for the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion. Accordingly, if the price of our Class B common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.
The net share settlement feature of the notes may have adverse consequences.
The net share settlement feature of the notes, described under “Description of notes— Conversion rights— Payment upon conversion”, may:

†	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

†	reduce our liquidity;

†	delay holders’ receipt of the proceeds upon conversion; and

†	subject holders to market risk before receiving any shares upon conversion.
The conversion value that you will receive upon conversion of the notes, if convertible, will be equal to the product of the conversion rate in effect at the time the notes are tendered for conversion and the average of the daily volume-weighted average price per share of our Class B common stock for each of the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion. Except as described in this prospectus, we will pay the conversion value in cash, up to the principal amount of the notes being converted, and the residual conversion value, if any, in shares of our Class B common stock valued at this ten-day average price per share. The indenture relating to the notes provides for adjustments to the conversion rate in certain circumstances. However, we are not required to increase the conversion rate above 76.3942 shares per $1,000 principal amount, subject to certain exceptions.

Risk factors

We will make only limited covenants in the Indenture for the notes, and these limited covenants may not protect your investment.
The indenture for the notes does not:

†	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;

†	limit our subsidiaries’ ability to incur debt, including secured debt;

†	limit our ability to incur debt, including secured debt, and any debt that is equal or senior in right of payment;

†	restrict our subsidiaries’ ability to issue securities that would be senior to their common stock;

†	restrict our subsidiaries’ ability to agree to limitations on dividend payments by them;

†	restrict our ability to repurchase our securities;

†	restrict our ability or the ability of our subsidiaries to pledge assets; or

†	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.
Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our Class B common stock but would not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant benefit in evaluating whether to invest in the notes.
You may have to pay taxes with respect to distributions on our Class B common stock that you do not receive.
The rate at which the notes are convertible into cash and, if applicable, shares of our Class B common stock is subject to adjustment under certain circumstances such as stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of notes— Conversion rights— Adjustments to the conversion rate.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, holders of the notes would be required to include an amount in income for US federal income tax purposes, notwithstanding the fact that they do not receive such distribution. Non-US holders (as defined in “Certain US federal tax considerations”) of the notes may be subject to US federal withholding tax on such deemed distributions, which we may set off against cash payments of interest payable on the notes to such non-US holders. See “Certain US federal tax considerations.”
US holders will recognize income for US federal income tax purposes significantly in excess of interest payments on the notes, and gain (if any) recognized on a disposition of notes will generally be taxed as ordinary income.
We and each holder of the notes agree in the indenture to treat the notes, for US federal income tax purposes, as “contingent payment debt instruments.” As a result of such treatment, US holders (as defined below under “Certain US federal tax considerations”) of the notes will be required to include interest in gross income in an amount significantly in excess of the stated interest on the notes. In addition, any gain recognized by a US holder on the sale, exchange, repurchase, redemption, retirement or conversion of a note generally will be ordinary interest income; any loss generally will be ordinary

Risk factors

loss to the extent of the interest previously included in income by the holder and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury regulations governing contingent payment debt instruments and, if our agreed treatment is successfully challenged by the Internal Revenue Service, it might be determined that, among other things, you should have accrued interest income at a lower or higher rate, or should have recognized capital gain or loss, rather than ordinary income or loss, upon the conversion or taxable disposition of the notes. See “Certain US federal tax considerations.”
An active trading market may not develop for the notes. The failure of the market to develop for the notes could adversely affect the liquidity and value of the notes.
In connection with our issuance of the notes in March 2005, the notes were made eligible to be traded on the PORTAL® Market of the National Association of Securities Dealers, Inc. Any notes sold under this prospectus, however, will no longer be eligible for trading on the PORTAL® Market. The notes are a new issue of securities and are not listed on any securities exchange or the Nasdaq Stock Market. An active or sustained trading market may not develop for the notes, and there can be no assurances as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market prices and liquidity of the notes may be adversely affected. If any of the notes are traded, they may trade at a discount from their initial offering price.
The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our Class B common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.
Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.
We expect that the trading value of the notes will be significantly affected by the price of our Class B common stock and other factors.
The market price of the notes is expected to be significantly affected by the market price of our Class B common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our Class B common stock into which a note would otherwise be convertible. These features could adversely affect the value and the trading prices of the notes.
The price of our Class B common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for you to resell the notes or the shares of our Class B common stock issuable upon conversion of the notes when you want or at prices you find attractive.
The price of our Class B common stock on the New York Stock Exchange constantly changes. We expect that the market price of our Class B common stock will continue to fluctuate. In addition, because the notes are convertible into our Class B common stock, volatility or depressed prices for our Class B common stock could have a similar effect on the trading price of the notes.

Risk factors

The market price of our Class B common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:

†	actual or anticipated fluctuations in our operating results;

†	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

†	the operating and stock performance of our competitors;

†	announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

†	changes in interest rates;

†	general domestic or international economic, market and political conditions;

†	additions or departures of key personnel; and

†	future sales of our equity or convertible securities.
We can not predict the extent, if any, to which future sales of shares of our Class B common stock or the availability of shares of our Class B common stock for future sale, including sales of our Class B common stock in short sales transactions by purchasers of the notes, may depress the trading price of our Class B common stock or the value of the notes.
In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our Class B common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. These factors, among others, could significantly depress the trading price of the notes and the price of our Class B common stock issued upon conversion of the notes.
Future sales or issuances of equity or convertible securities could depress the market price of our Class B common stock and be dilutive and affect our ability to raise funds through equity issuances.
If our stockholders sell substantial amounts of our common stock or we issue substantial additional amounts of our equity securities, or there is a belief that such sales or issuances could occur, the market price of our common stock could fall. These factors could also make it more difficult for us to raise funds through future offerings of equity securities. In July 2001, we acquired The Hot Network, The Hot Zone and the related television assets of Califa Entertainment Group, Inc., or Califa, and the Vivid TV network and related television assets of V.O.D., Inc., or VODI, which we refer to as the Califa acquisition. In connection with the Califa acquisition, we are obligated to make remaining payments totaling approximately $23.8 million through 2011. We have the option to pay up to $14.0 million of these scheduled payments in cash or shares of our Class B common stock. In addition, we may be obligated to pay cash or issue additional shares to the sellers in the Califa acquisition as make-whole payments or as interest on unpaid portions of the purchase price. The obligation to make these payments would arise in the event that we opt to make scheduled payments by issuing shares of our Class B common stock and the shares are not registered under the Securities Act in a timely fashion or the proceeds from the sale of the shares to the sellers in the Califa acquisition are less than the aggregate value of those shares at the time of their issuance. The number of shares issued in satisfaction of each payment will be based on the market price of our Class B common stock surrounding the payment dates. In addition, in the event that Playboy.com does not

Risk factors

satisfy its obligations to redeem its Series A Preferred Stock for an amount equal to its original issue price of $10.0 million, which increases 8% per annum, compounded annually, from the date of issuance in August 2001 until its redemption at the option of the holder at any time after August 2006, we are obligated to satisfy these obligations, at our election, in cash, shares of our Class B common stock or any combination of the two.
As a result of the potential issuance of shares pursuant to the Califa acquisition and the contingent redemption obligations or surrender of the Playboy.com Series A Preferred Stock, each as described above, a substantial number of additional shares of our Class B common stock could be issued in the future. We are obligated to register these shares upon issuance and they would therefore become freely tradable, subject to our right to suspend sales in certain circumstances, and in the case of shares issued to the former owners of Califa and VODI, on contractual volume limitations.
The conversion rate of the notes may not be adjusted for all dilutive events.
The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our Class B common stock, the issuance of certain rights or warrants, subdivisions or combinations of our Class B common stock, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of notes— Conversion rights— Adjustments to the conversion rate.” The conversion rate will not be adjusted for other events, such as an issuance of our Class B common stock for cash, that may adversely affect the trading price of the notes or our Class B common stock. We are not required to increase the conversion rate above 76.3942 shares per $1,000 principal amount, subject to certain exceptions. These limitations could result in us not being able to make anti-dilution adjustments to the conversion rate to which you would otherwise be entitled. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.
Our ownership structure may reduce the liquidity of our Class B common stock compared to the equity securities of other companies listed on the NYSE.
Our Class B common stock has no voting rights, except as provided in our charter and by Delaware law. Holders of our Class B common stock have no right to vote in the election of directors. Our Class A common stock and Class B common stock have equal rights with respect to dividends, and our charter includes provisions intended for the benefit of holders of our Class B common stock. See “Description of capital stock” for more information about the rights and limitations associated with our Class B common stock. These limitations may reduce the liquidity of our Class B common stock.
Before conversion, holders of the notes will not be entitled to any stockholder rights, but will be subject to all changes affecting our shares.
If you hold notes, you will not be entitled to any rights with respect to shares of our Class B common stock, including rights to receive dividends or distributions. However, the Class B common stock you receive upon conversion of your notes will be subject to all changes affecting our Class B common stock. Except for limited cases under the adjustments to the conversion price, you will be entitled only to rights that we may grant with respect to shares of our Class B common stock if and when we deliver shares to you upon your election to convert your notes into shares.

________________________________________________________________________________
Forward-looking statements
This prospectus contains “forward-looking statements” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

†	foreign, national, state and local government regulation, actions or initiatives, including:

†	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video and online materials,

†	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or

†	substantive changes in postal regulations or rates which could increase our postage and distribution costs;

†	risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;

†	our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;

†	changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

†	our ability to protect our trademarks, copyrights and other intellectual property;

†	risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;

†	the risk our outstanding litigation could result in settlements or judgments which are material to us;

†	dilution from any potential issuance of common or convertible preferred stock or convertible debt in connection with financings or acquisition activities;

†	competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;

†	competition in the television, men’s magazine, Internet and product licensing markets;

†	attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;

†	our television and Internet businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

†	risks associated with losing access to transponders and competition for transponders and channel space;

†	the impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on margin splits with operators of these systems;

Forward-looking statements

†	risks that we may not realize the expected increased sales and profits and other benefits from acquisitions and the restructuring of our international TV joint ventures;

†	any charges or costs we incur in connection with restructuring measures we may take in the future;

†	risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC joint venture partner;

†	increases in paper or printing costs;

†	effects of the national consolidation of the single-copy magazine distribution system; and

†	risks associated with the viability of our primarily subscription- and e-commerce-based Internet model.
We discuss many of these factors in this prospectus in greater detail under the heading “Risk factors.”
All statements other than statements of historical fact constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “anticipates”, “intends”, “continues” and other similar terminology intended to identify forward-looking statements. The forward-looking statements in this prospectus and in the documents incorporated by reference herein are based on our beliefs, expectations, estimates and assumptions only as of, with respect to this prospectus, the date of this prospectus and, with respect to the documents incorporated by reference herein, the respective dates of those documents. Except as required by law, we assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus. These forward-looking statements are subject to risks and uncertainties. Given the risks and uncertainties, you should not place undue reliance on these forward-looking statements.

Use of proceeds
We will not receive any proceeds from the sale by selling securityholders of the notes or any shares of our Class B common stock issued upon conversion of the notes.

Price range of our Class B common stock; dividend policy
Our Class B common stock is listed under the symbol “PLA” on the NYSE and the Pacific Exchange.
The table below sets forth for the periods indicated the per share range of the high and low sales prices of our Class B common stock on the NYSE.

	High	Low

Year ended December 31, 2003
First quarter	$11.95	$7.92
Second quarter	13.74	8.47
Third quarter	15.11	12.75
Fourth quarter	16.91	14.45
Year ended December 31, 2004
First quarter	16.48	13.05
Second quarter	14.55	11.43
Third quarter	12.00	8.00
Fourth quarter	13.25	9.96
Year ending December 31, 2005
First quarter	14.85	11.33
Second quarter (through June 9, 2005)	13.37	11.80
On June 9, 2005, the last reported sale price of our Class B common stock on the NYSE was $12.65. As of February 28, 2005, there were approximately 5,691 stockholders of record of our Class B common stock.
We have not declared or paid cash dividends on our common stock in more than ten years. We plan to retain our earnings to finance future growth. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Further, Holdings’ credit facility contains covenants that, among other things, restrict our ability to pay cash dividends on our common stock. Any decision by our board of directors to cause us to pay dividends on our common stock will depend on general business conditions, the effect of dividend payments on our financial condition and other factors our board of directors may consider to be relevant.

Ratio of earnings to fixed charges
The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated:

		Year ended December 31,
	Quarter ended
	March 31, 2005	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	—	1.76x	0.96x	0.68x	—	—
For purposes of calculating the ratio of earnings to fixed charges, earnings represents the aggregate of pretax income (loss) from continuing operations before minority interests in consolidated subsidiaries or income (loss) from equity investees plus fixed charges, which include interest, amortized premiums related to indebtedness and estimate of interest within rental expense (33%).
On a historical basis, earnings were insufficient to cover fixed charges by $11.3 million for the quarter ended March 31, 2005, $0.9 million for the year ended December 31, 2003, $6.9 million for the year ended December 31, 2002, $26.9 million for the year ended December 31, 2001 and $30.9 million for the year ended December 31, 2000.
The following table sets forth our ratio of earnings to fixed charges on a pro forma basis for the quarter ended March 31, 2005 and the year ended December 31, 2004, reflecting the application of the proceeds from the original issuance and sale of the notes in March 2005 as if that issuance and sale had occurred on January 1, 2004:

	Quarter ended	Year ended
	March 31, 2005	December 31, 2004

Pro forma ratio of earnings to fixed charges	—	2.67x
For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings represents the aggregate of pretax income (loss) from continuing operations before minority interests in consolidated subsidiaries or income (loss) from equity investees plus fixed charges, which include interest, amortized premiums related to indebtedness and estimate of interest within rental expense (33%).
On a pro forma basis, earnings were insufficient to cover fixed charges by $9.8 million for the quarter ended March 31, 2005.

Description of notes
We issued the notes under an indenture dated as of March 15, 2005, between us and LaSalle Bank National Association, as trustee. The following summary of the terms of the notes, the indenture and the registration rights agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your legal rights as a holder of the notes. You may request copies of these documents at our address set forth under “Incorporation of certain documents by reference.”
For purposes of this summary, the terms “Playboy”, “we”, “us” and “our” refer only to Playboy Enterprises, Inc. and not to any of its current or future subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” includes “contingent interest” and “additional interest.”
GENERAL
The notes:

†	are limited to $115 million aggregate principal amount;

†	bear interest at a rate of 3.00% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2005, to holders of record at the close of business on the preceding March 1 and September 1, respectively, except as described below;

†	bear contingent interest commencing with the six-month period beginning March 15, 2012, if the average trading price of the notes exceeds a specified amount, as described under “—Contingent interest”;

†	bear additional interest if we fail to comply with the obligations we describe under “—Registration rights, additional interest”;

†	were issued in denominations of integral multiples of $1,000 principal amount;

†	are our unsecured indebtedness and are subordinated in right of payment to our senior indebtedness and effectively subordinated to all liabilities and obligations of our subsidiaries, as described under “—Subordination”;

†	are convertible into cash and, if applicable, shares of our Class B common stock based on an initial conversion rate of 58.7648 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $17.02 per share), under the conditions and subject to the adjustments described under “—Conversion rights”;

†	are redeemable, in whole or in part, by us on or after March 15, 2010, under certain circumstances and at any time on or after March 15, 2012, in each case at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “—Redemption of notes at our option”;

†	are subject to purchase by us at the option of the holder on each of March 15, 2012, March 15, 2015 and March 15, 2020, at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under “—Purchase of notes by us at the option of the holder”;

†	are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “—Holders may require us to repurchase their notes upon a fundamental change”, at a repurchase price in cash equal to 100% of the principal amount of the notes to be

Description of notes

repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

†	mature on March 15, 2025, unless previously redeemed, repurchased or purchased by us or converted.
All cash payments on the notes will be made in US dollars.
We issued the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We initially issued the notes as global securities in book-entry form. We will make payments in respect of notes that are represented by global securities by wire transfer of immediately available funds to DTC or its nominee as the registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5 million aggregate principal amount of notes. However, if the holder of the certificated note does not specify an account, or holds $5 million or less in aggregate principal amount, we will mail a check to that holder’s registered address.
You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.
We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness, including senior or secured indebtedness (except to the limited extent described under “—Limitation on layering indebtedness”), issue securities, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “—Holders may require us to repurchase their notes upon a fundamental change” and “—Consolidation, merger and sale of assets.”
If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.
INTEREST PAYMENTS
The notes bear interest at a rate of 3.00% per annum, payable semi-annually in arrears on each March 15 and September 15 of each year, beginning on September 15, 2005. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding March 1 and September 1, respectively. Interest accrues on the notes from and including March 15, 2005 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. Interest on the notes is computed on the basis of a 360-day year of twelve 30-day months.
If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest (including contingent interest, if any, described under “—Contingent interest” below) due with respect to the note to the person who was the record holder of the note at the close of business on the record date. However, unless we have called the note for redemption, the holder who surrenders the note for conversion must pay to the conversion agent upon surrender of the note an amount in cash equal to the interest payable on such

Description of notes

interest payment date on the portion of the note being converted. However, a holder that surrenders a note for conversion need not pay any overdue interest that has accrued on the note.
If we redeem the notes, or if a holder surrenders a note for purchase at the option of the holder or for repurchase upon a repurchase event as described under “—Purchase of notes by us at the option of the holder” and “—Holders may require us to repurchase their notes upon a fundamental change”, we will pay accrued and unpaid interest, if any, to the holder that surrenders the security for redemption, purchase or repurchase, as the case may be. However, if we redeem a note on a redemption date that is an interest payment date, we will pay the accrued and unpaid interest due on that interest payment date instead to the record holder of the note at the close of business on the record date for that interest payment.
For a description of when and to whom we must pay additional interest, if any, see “—Registration rights, additional interest.”
CONTINGENT INTEREST
We will pay contingent interest in cash to holders of notes during any six-month period from March 15 to and including September 14 and from September 15 to and including March 14, commencing with the six-month period beginning March 15, 2012, if the average trading price of the notes during the five consecutive trading days preceding the third trading day before the first day of the applicable six-month period equals at least 120% of the principal amount of the notes. We will instruct the bid solicitation agent to determine the daily trading prices of the notes during each applicable five consecutive trading day period. The bid solicitation agent will calculate the trading price in the same manner as described under “—Conversion rights— Conditions for conversion— Conversion upon satisfaction of the trading price condition.”
The amount of contingent interest payable per $1,000 principal amount of notes in respect of any six-month period will be equal to a per annum rate of 0.25% of the average trading price of the notes during the applicable five consecutive trading day period described above.
Contingent interest, if any, will accrue and be payable to holders of the notes as of the regular interest record date occurring immediately prior to the end of the relevant six-month period. Such interest shall be paid on the regular interest payment date occurring after the end of the relevant contingent interest period. We will pay contingent interest, if any, in the same manner, and subject to the same restrictions, we will pay regular interest, as described above under “—Interest payments.” Furthermore, a holder’s obligation, if any, to pay contingent interest upon surrendering a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date will also be the same as described above under “—Interest payments.”
If we determine that contingent interest is payable with respect to a six-month period as described above, then we will publicly announce, and provide notice to the trustee of, the amount of contingent interest that is payable.
Pursuant to the indenture, we and each holder of the notes agree to treat the notes, for US federal income tax purposes, as indebtedness that is subject to Treasury Regulations governing contingent payment debt instruments.
CONVERSION RIGHTS
If the conditions for conversion of the notes described below, including those described under “—Conditions for conversion” and “—Conversion procedures”, are satisfied, holders of notes may, subject to prior maturity, redemption or repurchase, convert their notes in integral multiples of $1,000 principal amount into cash in an amount described below and, if applicable, shares of our Class B

Description of notes

common stock, based on an initial conversion rate, subject to adjustment as described below, of 58.7648 shares per $1,000 principal amount of notes. This rate represents an initial conversion price of approximately $17.02 per share. The amount of cash paid upon conversion of the notes will not exceed the aggregate principal amount of the notes issued. We will not issue fractional shares of our Class B common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the closing sale price of our Class B common stock on the trading day immediately before the conversion date. Except as described below, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest. Holders may convert their notes only in denominations that are integral multiples of $1,000 in principal amount.
On conversion, the holders of notes will also receive the rights, if any, accompanying shares of our Class B common stock under any future stockholder rights plan (i.e., poison pill) we may establish, whether or not such rights are separated from our Class B common stock prior to conversion. We currently do not have a stockholder rights plan.
In certain circumstances, holders of notes that are surrendered for conversion between a record date and interest payment date must pay to the conversion agent an amount in cash equal to the interest payable on such interest payment date on the notes being converted. See “—Interest payments.”
The conversion right with respect to any notes we have called for redemption will expire at the close of business on the first business day immediately preceding the redemption date, unless we default in the payment of the redemption price. A note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the purchase price or fundamental change repurchase price.
Except as provided in the indenture, if we reclassify our Class B common stock or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property and assets, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock and other securities and property (including cash) which a holder of such note would have received (the “referenced property”) if the holder had converted the note and received solely shares of our Class B common stock, at the conversion rate then applicable, upon such conversion, immediately before the transaction (assuming that the holder would not have exercised any rights of election that the holder would have had as a holder of our Class B common stock to select a particular type of consideration). However, at the effective time of the transaction, the principal return payable upon conversion of the notes will continue to be payable in cash and the conversion value will be calculated based on the fair value of the reference property. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities the value of which could increase depending on our future financial performance, prospects and other factors. If such a transaction constitutes a fundamental change, holders will also be able to require us to repurchase all or a portion of their notes, as described under “—Holders may require us to repurchase their notes upon a fundamental change.” In addition, if the fundamental change constitutes a “public acquirer fundamental change”, then we may in certain circumstances elect to change the conversion right in the manner described under “—Adjustment to the conversion rate upon the occurrence of certain fundamental changes— Fundamental changes involving an acquisition of us by a public acquirer” in lieu of changing the conversion right in the manner described above in this paragraph.
There is no precise, established definition of the phrase “all or substantially all” of our property and assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions above

Description of notes

would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property and assets.
In the event of:

†	a taxable distribution to holders of our Class B common stock which results in an adjustment to the conversion rate; or

†	an increase in the conversion rate at our discretion,
the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to US federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our Class B common stock and could also occur if we make other distributions of cash or property to holders of our Class B common stock. See “Certain US federal tax considerations— Adjustment to the conversion rate.”
Conversion procedures
To convert an interest in a global note, the holder must deliver to DTC the appropriate instruction form for conversion in accordance with DTC’s conversion program and pay any required interest. To convert an interest in a certificated note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which will initially be the office of the trustee. In addition, the holder (including holders in book-entry form through DTC) must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of our Class B common stock in a name other than that of the registered holder of the note and, if required, must furnish any appropriate endorsements and transfer documents.
A holder that has delivered a purchase notice or repurchase notice with respect to a note, as described below, may convert that note only if the holder withdraws the notice in accordance with the indenture. See “—Purchase of notes by us at the option of the holder” and “—Holders may require us to repurchase their notes upon a fundamental change.”
We will deliver, through the conversion agent, the cash and, if applicable, shares of our Class B common stock issuable upon conversion as soon as practicable, but in no event more than five business days after the last trading day in the ten consecutive trading days used to calculate the ten-day weighted average price per share of our Class B common stock described below.
However, if a holder surrenders a note for conversion in connection with a “make-whole fundamental change” under circumstances where we must increase the conversion rate applicable to that note, then we will deliver, through the conversion agent, the additional shares as soon as practicable, but in no event after the later of:

†	the date the holder surrenders the note for conversion; and

†	the fifth business day after the effective date of the make-whole fundamental change.
See “—Adjustment to the conversion rate upon the occurrence of certain fundamental changes.”
We will deliver the shares due upon conversion of a global note in accordance with DTC’s customary practices.
For a discussion of certain tax consequences to a holder receiving cash and, if applicable, shares of our Class B common stock upon surrendering notes for conversion, see “Certain US federal tax considerations— US holders— Sale, exchange, repurchase, redemption or conversion of the notes” and “Certain US federal tax considerations— Non-US holders— Notes.”

Description of notes

Payment upon conversion
Holders that tender their notes for conversion will receive cash and, if applicable, shares of our Class B common stock. The aggregate value (the “conversion value”) of the cash and, if applicable, shares of our Class B common stock per $1,000 principal amount of notes converted will be equal to the product of:

†	the conversion rate in effect at the time the notes are tendered for conversion; and

†	the average of the daily volume-weighted average price per share of our Class B common stock for each of the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion (the “ten-day weighted average price”).
Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time from, and including, the date the notes are tendered for conversion to, and including, the date that we deliver the consideration payable upon conversion.
The “volume-weighted average price” per share of our Class B common stock on a trading day is the volume-weighted average price per share of our Class B common stock on the New York Stock Exchange or, if our Class B common stock is not listed on the New York Stock Exchange, on the principal exchange or over-the-counter market on which our Class B common stock is then listed or traded in all cases, from 9:30 a.m. to 4:30 p.m., New York city time, on that trading day, as displayed by Bloomberg or such other comparable service that has replaced Bloomberg. If such volume-weighted average price is not available, then our board of directors will in good faith determine the amount to be used as the volume-weighted average price.
Except as described below under “—Adjustments to the conversion rate”, we will deliver the conversion value of the notes surrendered for conversion to converting holders as follows:

†	a cash amount (the “principal return”) equal to the lesser of:

†	the aggregate conversion value of the notes to be converted; and

†	the aggregate principal amount of the notes to be converted;

†	if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in whole shares (the “net shares”), determined as set forth below, equal to the aggregate conversion value less the principal return (the “net share amount”); and

†	a cash amount, based on the ten-day weighted average price per share of our Class B common stock, in lieu of any fractional shares of Class B common stock.
The number of net shares we will deliver upon conversion is equal to the net share amount divided by the ten-day weighted average price per share of our Class B common stock.
We will determine the conversion value, principal return, net share amount and number of net shares at the end of the ten consecutive trading day period beginning on the second trading day immediately following the day the notes are tendered for conversion. We may not have the financial resources, and we may not be able to arrange for financing, to pay the principal return for all notes holders have tendered for conversion. See “Risk factors— Risks related to the notes and our common stock— We may be unable to repurchase notes as required at the option of the holders or upon a fundamental change or to pay the principal amount of the notes in cash upon conversion.” Our failure to pay the principal return on the notes when converted would result in an event of default with respect to the notes, whether or not the subordination provisions permit the payment. An event of default may, in

Description of notes

turn, cause a default under our other indebtedness, including senior indebtedness. See “—Subordination.”
Conditions for conversion
The notes will become convertible only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each holder, and we will publicly announce, that the notes have become convertible, stating:

†	the event causing the notes to become convertible;

†	the time during which the notes will be convertible as a result of that event; and

†	the procedures holders must follow to convert their notes, including the name and address of the conversion agent.
We will make this public announcement as soon as practicable.
Holders may surrender their notes for conversion prior to maturity or earlier redemption or repurchase only in the following circumstances:
Conversion based on price of Class B common stock
Prior to maturity or earlier redemption or repurchase, holders may surrender their notes for conversion during any fiscal quarter (and only during that fiscal quarter) after the fiscal quarter ending March 31, 2005, if the “closing sale price” (as defined in the indenture and described below) of our Class B common stock for each of 20 or more consecutive trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price in effect as of that trading day. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, during that 30 consecutive trading day period.
The “closing sale price” of our Class B common stock on any trading day generally means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such trading day on the US principal national securities exchange on which our Class B common stock is listed or, if our Class B common stock is not listed on a US national or regional securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.
Conversion upon satisfaction of the trading price condition
Prior to maturity or earlier redemption or repurchase, holders may surrender their notes for conversion during the five business day period after any five consecutive trading day period (the “note measurement period”) in which the average trading price per $1,000 principal amount of notes over such five consecutive trading day period, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 95% of the average conversion value of the notes during the note measurement period. We refer to this condition as the “trading price condition.”
For purposes of the trading price condition, the “conversion value” per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our Class B common stock and the conversion rate of the notes in effect on that trading day.
The “trading price” of the notes on any day generally means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of notes at

Description of notes

approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select, except that:

†	if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will be instead used;

†	if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used; and

†	if:

†	the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of notes from one of the independent nationally recognized securities dealers; or

†	in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 95% of the product of the closing sale price of our Class B common stock on that day and the conversion rate then in effect.
The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 95% of the conversion value of the notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.
Conversion based on redemption
If we call a note for redemption, the holder of that note may surrender it for conversion at any time before the close of business on the business day immediately preceding the redemption date.
Conversion upon the occurrence of certain corporate transactions
If:

†	we are a party to a consolidation, merger or binding share exchange pursuant to which all of our Class B common stock would be converted into cash, securities or other property; or

†	a “fundamental change,” as described under “—Holders may require us to repurchase their notes upon a fundamental change,” occurs, then a holder may surrender notes for conversion at any time on or before the 30th day after the date we announce such consolidation, merger, binding share exchange or fundamental change has occurred.
In some circumstances, we will increase the conversion rate applicable to the notes if a holder converts the notes in connection with certain fundamental changes that occur before March 15, 2012 described under “—Adjustment to the conversion rate upon the occurrence of certain fundamental changes.”
In addition, if we take any action, or become aware of an event, that would require an adjustment to the conversion rate as described in the third or fourth bullet point in “—Adjustments to the conversion rate” below, provided that, in regard to the fourth bullet point, such dividend or distribution has a per share value exceeding 10% of the price per share of the Class B common stock on the trading day immediately preceding the date that such dividend or distribution was first publicly announced, we must mail to holders written notice of the action or event at least 20 days before the record, effective

Description of notes

or expiration date, as the case may be, of the transaction. If we take any action, or become aware of an event, that would require an adjustment to the conversion rate as described in the fifth or sixth bullet point in “—Adjustments to the conversion rate,” below, provided that such distribution has a per share value exceeding 10% of the price per share of the Class B common stock price on the trading day immediately preceding the date that such distribution was first publicly announced, we will mail a similar written notice to holders as soon as practicable. Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the earlier of:

†	the close of business on the business day immediately preceding the “ex date” (as defined in the indenture) of the transaction; and

†	the date we announce that the transaction will not take place.
Adjustments to the conversion rate
Subject to the terms of the indenture, we will adjust the conversion rate for:

†	dividends or distributions payable in shares of our Class B common stock to all holders of our Class B common stock;

†	subdivisions, combinations or certain reclassifications of our Class B common stock;

†	distributions to all or substantially all holders of our Class B common stock of certain rights or warrants (other than, as described below, certain rights distributed pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our Class B common stock, or securities convertible into or exchangeable or exercisable for shares of our Class B common stock, at a price per share, or having a conversion price per share, that is less than the “current market price” (as defined in the indenture) per share of our Class B common stock on the last trading day preceding the declaration date for such distribution;

†	dividends or other distributions to all or substantially all holders of our Class B common stock of shares of our capital stock (other than our Class B common stock), evidences of indebtedness or other assets (other than dividends or distributions described in the bullet points below) or the dividend or distribution to all or substantially all holders of our Class B common stock of certain rights or warrants (other than those covered in the third bullet point above or, as described below, certain rights or warrants distributed pursuant to a stockholder rights plan) to purchase or subscribe for our securities; however, we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants, if we make certain arrangements for holders of notes to receive those rights and warrants upon conversion of the notes;

†	cash dividends or other cash distributions by us to all or substantially all holders of our Class B common stock, other than distributions described in the immediately following bullet point; and

†	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our Class B common stock, where such cash and the value of any such other consideration per share of our Class B common stock validly tendered or exchanged exceeds the “current market price” (as defined in the indenture) per share of our Class B common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.
Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet point above that gives rise to an adjustment, then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect immediately before the close

Description of notes

of business on the record date for the cash distribution by a fraction whose numerator is the “current market price” (as defined in the indenture and described below) per share of our Class B common stock on the record date and whose denominator is that “current market price” less the per share amount of the distribution. However, we will not adjust the conversion rate pursuant to this provision to the extent that the adjustment would reduce the conversion price below $0.01.
“Current market price” per share of our Class B common stock on a date generally means the average of the closing sale prices of our Class B common stock for the ten consecutive trading days ending on the earlier of the day of determination and the day immediately preceding the ex date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the ten consecutive trading day period.
If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

†	we will not adjust the conversion rate pursuant to the provisions described in the bullet points above until the earliest of these triggering events occurs; and

†	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.
The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for holders of notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate, as provided in the indenture. The indenture also does not require us to make any adjustments to the conversion rate pursuant to the bullet points immediately below “—Adjustments to the conversion rate” above for any dividends or distributions solely on any preferred stock that may be outstanding from time to time.
We will not adjust the conversion rate pursuant to the provisions described in the bullet points immediately below “—Adjustments to the conversion rate” above unless the adjustment would result in a change of at least 1.0% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment.
To the extent permitted by law, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period permitted by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may increase the conversion rate as we determine to be advisable in order to avoid or diminish any income taxes to holders of our Class B common stock resulting from certain distributions.
On conversion, the holders of notes will receive, in addition to the principal return and, if applicable, shares of our Class B common stock and any cash for fractional shares, the rights under any future stockholder rights plan (i.e., poison pill) we may establish, whether or not the rights are separated from our Class B common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment pursuant to the third or fourth bullet point immediately below “—Adjustments to the conversion rate” above so long as we have made proper provision to provide that holders will receive such rights upon conversion in accordance with the terms of the indenture. We currently do not have a stockholder rights plan.

Description of notes

Except as described above, in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.
Adjustment to the conversion rate upon the occurrence of certain fundamental changes
If:

†	a “fundamental change”, as described under the third bullet point of the description of “change in control” under “—Holders may require us to repurchase their notes upon a fundamental change”, occurs before March 15, 2012, and as a result of or in connection therewith, as part of a transaction or series of related transactions, all or substantially all of our Class B common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive stock, other securities, other property, assets or cash and at least 10% of the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our Class B common stock in the fundamental change consists of any combination of cash or securities (or other property) that are not traded on a US national securities exchange or quoted on the Nasdaq National Market (and are not scheduled to be so traded or quoted immediately after the fundamental change); or

†	a “fundamental change”, as described under the fourth bullet point of the description of “change in control” under “—Holders may require us to repurchase their notes upon a fundamental change”, occurs before March 15, 2012, and at least 10% of the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our Class B common stock in the fundamental change consists of any combination of cash or securities (or other property) that are not traded on a US national securities exchange or quoted on the Nasdaq National Market (and are not scheduled to be so traded or quoted immediately after the fundamental change), then we will increase, as described under “—The increase in the conversion rate” below, the conversion rate applicable to notes that are surrendered for conversion at any time on or before the 30th day after the date we announce the fundamental change has occurred. We refer to such a fundamental change as a “make-whole fundamental change.” However, if the make-whole fundamental change is a “public acquirer fundamental change”, as described below, then, in lieu of increasing the conversion rate as described under “—The increase in the conversion rate”, we may elect to change the conversion right in the manner described under “—Fundamental changes involving an acquisition of us by a public acquirer.”
We will mail to holders, at their addresses appearing in the security register, and publish on our web site notice of, and we will publicly announce, through a reputable national newswire service, the make-whole fundamental change has occurred. We must make this mailing, publication and announcement within ten days after the make-whole fundamental change has occurred. We must also state, in the notice, publication and announcement, whether we have made the election referred to above to change the conversion right in lieu of increasing the conversion rate.
The increase in the conversion rate
In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date”, and the “applicable price.” If the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our Class B common stock in the make-whole fundamental change consists solely of cash, then the

Description of notes

“applicable price” will be the cash amount paid per share of our Class B common stock in the make-whole fundamental change. Otherwise, the “applicable price” will be the average of the “closing sale prices” (as defined in the indenture) per share of our Class B common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.
The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to notes surrendered for conversion during the period specified above in relation to a make-whole fundamental change. If an event occurs that requires an adjustment to the conversion rate (other than an adjustment pursuant to the provisions relating to increases in the conversion rate in connection with a make-whole fundamental change), we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

†	the numerator is the conversion rate in effect immediately before the adjustment; and

†	the denominator is the adjusted conversion rate.

Description of notes

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.”
Number of additional shares
(per $1,000 principal amount of notes)

	Effective Date

Applicable	March 9,	March 15,	March 15,	March 15,	March 15,	March 15,	March 15,	March 15,
Price	2005	2006	2007	2008	2009	2010	2011	2012

$13.09	20.40	20.62	19.81	18.98	18.22	18.17	18.37	0.00
$15.00	15.85	15.83	14.84	13.70	12.36	11.40	11.18	0.00
$17.50	11.80	11.64	10.56	9.25	7.53	5.36	5.12	0.00
$20.00	9.08	8.86	7.80	6.48	4.70	1.27	1.24	0.00
$22.50	7.18	6.94	5.94	4.71	3.03	0.00	0.00	0.00
$25.00	5.79	5.57	4.66	3.54	2.06	0.00	0.00	0.00
$27.50	4.76	4.57	3.75	2.75	1.48	0.00	0.00	0.00
$30.00	3.97	3.81	3.08	2.20	1.13	0.00	0.00	0.00
$32.50	3.35	3.22	2.57	1.81	0.92	0.00	0.00	0.00
$35.00	2.86	2.76	2.19	1.52	0.78	0.00	0.00	0.00
$37.50	2.47	2.39	1.88	1.31	0.68	0.00	0.00	0.00
$40.00	2.14	2.09	1.64	1.14	0.61	0.00	0.00	0.00
$42.50	1.87	1.84	1.44	1.01	0.56	0.00	0.00	0.00
$45.00	1.64	1.63	1.28	0.90	0.51	0.00	0.00	0.00
$47.50	1.44	1.46	1.14	0.81	0.47	0.00	0.00	0.00
$50.00	1.28	1.31	1.03	0.73	0.44	0.00	0.00	0.00
$52.50	1.13	1.17	0.93	0.67	0.41	0.00	0.00	0.00
$55.00	1.01	1.06	0.84	0.61	0.39	0.00	0.00	0.00
The numbers of additional shares set forth in the table above are based on the last sale price of $13.09 per share of our Class B common stock on the NYSE on March 9, 2005 and certain pricing assumptions.
The exact applicable price and effective date may not be as set forth in the table above, in which case:

†	if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices or for the two dates, as applicable, based on a 365-day year;

†	if the actual applicable price is greater than $55.00 per share (subject to adjustment), no additional shares will be added to the conversion rate; and

†	if the actual applicable price is less than $13.09 per share (subject to adjustment), no additional shares will be added to the conversion rate.
Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate above a specified maximum number of shares per $1,000 principal amount pursuant to the events described in this section or in the third, fourth, fifth or sixth bullets immediately below “—Adjustments to the conversion rate” above. This maximum conversion rate is initially

Description of notes

76.3942 shares per $1,000 principal amount, and we will adjust this maximum conversion rate in the same manner as we adjust the conversion rate for stock splits and combinations, stock dividends, reclassifications and similar events.
Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Fundamental changes involving an acquisition of us by a public acquirer
If the make-whole fundamental change is a “public acquirer fundamental change”, as described below, then we may elect to change the conversion right in lieu of increasing the conversion rate applicable to notes that are converted in connection with that public acquirer fundamental change.
If we make this election, then we will adjust the conversion rate and our related conversion obligation such that, from and after the effective time of the public acquirer fundamental change, the right to convert a note will be changed into a right to convert it into shares of “public acquirer common stock”, as described below, at a conversion rate equal to the conversion rate in effect immediately before the effective time multiplied by a fraction:

†	the numerator of which is:

†	if the public acquirer fundamental change is a share exchange, consolidation, merger or binding share exchange pursuant to which our Class B common stock is converted into cash, securities or other property, the fair market value (as determined in good faith by our board of directors), as of the effective time of the public acquirer fundamental change, of the cash, securities and other property paid or payable per share of our Class B common stock; or

†	in the case of any other public acquirer fundamental change, the average of the “closing sale prices” (as defined in the indenture) per share of our Class B common stock for the five consecutive trading days before, and excluding, the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors); and

†	the denominator of which is the average of the last reported sale prices per share of the public acquirer common stock for the five consecutive trading days commencing on, and including, the trading day immediately after the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors).
If we elect to change the conversion right as described above, the change in the conversion right will apply to all holders from and after the effective time of the public acquirer fundamental change, and not just those holders, if any, that convert their notes in connection with the public acquirer fundamental change. If the public acquirer fundamental change is also an event that requires us to make another adjustment to the conversion rate as described under “—Adjustments to the conversion rate” above, then we will also give effect to that adjustment. However, if we make the election described above, then we will not change the conversion right in the manner described under “—Conversion rights” above.
A “public acquirer fundamental change” generally means an acquisition of us pursuant to a change of control described in the third or fourth bullet point under the description of “change in control” under “—Holders may require us to repurchase their notes upon a fundamental change”, where the acquirer has a class of common stock that is traded on a national securities exchange or quoted on the Nasdaq National Market or that will be so traded or quoted when issued or exchanged in connection with the change in control. We refer to such common stock as the “public acquirer common stock.” If an acquirer does not itself have a class of common stock (or American Depository Shares representing such common stock) satisfying the foregoing requirement, it will be deemed to have “public acquirer

Description of notes

common stock” if either (1) a direct or indirect majority-owned subsidiary of acquirer or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock (or American Depository Shares representing such common stock) satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock. “Majority-owned” for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
We will state, in the notice, public announcement and publication described under “—Adjustment to the conversion rate upon the occurrence of certain fundamental changes” above, whether we have elected to change the conversion right in lieu of increasing the conversion rate. With respect to each public acquirer fundamental change, we can make only one election, and we cannot change that election once we have first mailed any such notice or made any such public announcement or publication. However, if we elect to change the conversion right as described above in connection with a public acquirer fundamental change that is ultimately not consummated, then we will not be obligated to give effect to that particular election.
REDEMPTION OF NOTES AT OUR OPTION
Prior to March 15, 2010, we cannot redeem the notes. On or after March 15, 2010, if the closing sale price (as defined in the indenture and described above) of our Class B common stock for each of 20 or more consecutive trading days in a period of 30 consecutive trading days exceeds 120% of the conversion price in effect on the 30th day before the mailing of a redemption notice, we may redeem the notes at our option, on any date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date. We may redeem the notes at our option, in whole or in part, at any time on or after March 15, 2012, on any date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date. However, if a redemption date is an interest payment date, the payment of interest becoming due on that date will be payable to the holder of record at the close of business on the relevant record date, and the redemption price will not include such interest payment. We will make at least ten semi-annual interest payments on the notes before we may redeem the notes at our option.
For a discussion of certain tax consequences to a holder upon a redemption of notes, see “Certain US federal tax considerations—US holders—Sale, exchange, repurchase, redemption or conversion of the notes” and “Certain US federal tax considerations—Non-US holders—Notes.”
If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.
The conversion right with respect to any notes we have called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.

Description of notes

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.
We will not redeem any notes at our option if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the redemption price with respect to those notes.
PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER
On each of March 15, 2012, March 15, 2015 and March 15, 2020 (each, a “purchase date”), a holder may require us to purchase all or a portion of the holder’s outstanding notes, at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. On each purchase date, we will purchase all the notes for which the holder has properly delivered and not withdrawn a written purchase notice. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.
For a discussion of certain tax consequences to a holder upon a purchase of the notes at the holder’s option or upon a fundamental change, as described below, see “Certain US federal tax considerations—US holders—Sale, exchange, repurchase, redemption or conversion of the notes” and “Certain US federal tax considerations—Non-US holders—Notes.”
We will give notice on a date that is at least 20 business days before each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

†	the amount of the purchase price;

†	that notes with respect to which the holder has delivered a purchase notice may be converted, if otherwise convertible, only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

†	the procedures that holders must follow to require us to purchase their notes, including the name and address of the paying agent.
To require us to purchase its notes, the holder must deliver a purchase notice that states:

†	if those notes are certificated, the certificate numbers of the holder’s notes to be delivered for purchase;

†	the principal amount of the notes to be purchased, which must be an integral multiple of $1,000; and

†	that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.
A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

†	the name of the holder;

†	a statement that the holder is withdrawing its election to require us to purchase its notes;

Description of notes

†	if those notes are certificated, the certificate numbers of the notes being withdrawn;

†	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

†	the principal amount, if any, of the notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.
If the notes are not in certificated form, the above notices must also comply with appropriate DTC procedures.
To receive payment of the purchase price for a note for which the holder has delivered and not validly withdrawn a purchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the note as soon as practicable but in no event more than three business days after the later of the purchase date and the time of delivery of the note, together with necessary endorsements.
If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a note in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note.
We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all notes holders have elected to have us purchase. Furthermore, payment of the purchase price may be prohibited by the subordination provisions of the indenture and may violate the terms of our existing or future indebtedness. See “Risk factors— Risks related to the notes and our common stock— We may be unable to repurchase notes as required at the option of the holders or upon a fundamental change or to pay the principal amount of the notes in cash upon conversion.” Our failure to purchase the notes when required would result in an event of default with respect to the notes, whether or not the subordination provisions permit the purchase. An event of default may, in turn, cause a default under our other indebtedness, including senior indebtedness. See “—Subordination.”
We may not purchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to those notes.
In connection with any purchase offer, we will, to the extent applicable:

†	comply with the provisions of Rule 13e-4 and Regulation 14E under the Securities Exchange Act of 1934 and all other applicable laws; and

†	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.
HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A FUNDAMENTAL CHANGE
If a “fundamental change” (as described below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 30 days after the date we mail a notice of the fundamental change, as described below.

Description of notes

Within ten days after the occurrence of a fundamental change, we must mail to all holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publicly announce the occurrence of the fundamental change through a reputable national newswire service. The notice must state, among other things:

†	the events causing the fundamental change;

†	the date of the fundamental change;

†	the fundamental change repurchase date;

†	the last date on which a holder may exercise the repurchase right;

†	the fundamental change repurchase price;

†	the names and addresses of the paying agent and the conversion agent;

†	the procedures that holders must follow to exercise their repurchase right;

†	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

†	that notes with respect to which the holder has delivered a fundamental change repurchase notice may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.
To exercise the repurchase right, a holder must deliver a written notice to the paying agent no later than 5:00 p.m., New York City time, on the third business day immediately preceding the fundamental change repurchase date. This written notice must state:

†	the certificate numbers of the notes that the holder will deliver for repurchase, if those notes are certificated;

†	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

†	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.
A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to 5:00 p.m., New York City time, on the third business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

†	the name of the holder;

†	a statement that the holder is withdrawing its election to require us to repurchase its notes;

†	the certificate numbers of the notes being withdrawn, if those notes are certificated;

†	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

†	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.
If the notes are not in certificated form, the above notices must also comply with appropriate DTC procedures.
To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not validly withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the

Description of notes

fundamental change repurchase notice. We will cause the fundamental change repurchase price for the note to be paid as soon as practicable but in no event more than three business days after the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.
If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note, together with necessary endorsements.
A “fundamental change” generally will be deemed to occur upon the occurrence, on or after the date we first issue the notes, of a “change in control” or a “termination of trading.”
A “change in control” generally will be deemed to occur at such time as:

†	any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than us, any of our subsidiaries, any of our employee benefit plans or any Principal or Related Party, acquires beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

†	any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than us, any of our subsidiaries or any of our employee benefit plans, acquires beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 51% or more of the aggregate outstanding shares of our Class B common stock;

†	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property and assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934;

†	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

†	the persons that “beneficially owned,” directly or indirectly, the shares of our common stock immediately prior to such consolidation or merger, “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation; or

†	both of the following conditions are satisfied:

†	at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a US national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such consolidation or merger); and

†	as a result of such consolidation or merger, the notes become convertible solely into such common stock, associated rights and cash for fractional shares;

Description of notes

†	the following persons cease for any reason to constitute a majority of our board of directors:

†	individuals who on the first issue date of the notes constituted our board of directors;

†	any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; and

†	any new directors elected by the Principal or any Related Party and new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of such directors; or

†	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.
There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.
“Principal” means any of Hugh M. Hefner or the Hugh M. Hefner 1991 Trust or any other trust created by Hugh M. Hefner for his benefit and its successor trusts, acting by its trustees, or in the event of Hugh M. Hefner’s death, the Hugh M. Hefner 1991 Trust and its successor trusts or any other trust created by Hugh M. Hefner for his benefit and its successor trusts, acting by their trustees; the estate of Hugh M. Hefner, acting by its personal representatives; the Hugh M. Hefner Foundation, acting by its directors; the beneficiaries of the Hugh M. Hefner 1991 Trust and its successor trusts; the beneficiaries of the estate of Hugh M. Hefner; or the heirs at law or descendants of Hugh M. Hefner or trusts created for their benefit. “Related Party” means (1) any controlling stockholder, partner, member, 80% (or more) owned subsidiary, or spouse, descendant, or beneficiary of any Principal; or (2) the Hugh M. Hefner 1991 Trust and its successor trusts, acting by their trustees; any other trust created by Hugh M. Hefner for his benefit and its successor trusts, acting by their trustees; the Hugh M. Hefner Foundation; any other trust established by a Principal for the primary benefit of a Principal or his or her spouse, descendants, or heirs at law; any other charitable foundation created by Hugh M. Hefner; and any corporation, partnership, limited liability company, or other entity, the stockholders, partners, members, owners, or persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such persons referred to in the immediately preceding clause (1).
A “termination of trading” is deemed to occur if our Class B common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a US national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.
We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, financial covenants contained in our existing and any future indebtedness we may incur may limit our ability to pay the fundamental change repurchase price to repurchase notes. See “Risk factors— Risks related to the notes and our common stock— We may be unable to repurchase notes as required at the option of the holders or upon a fundamental change or to pay the principal amount of the notes in cash upon conversion.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes. An event of default may, in turn, cause a default under our other indebtedness.

Description of notes

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes.
In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.
We will not repurchase any notes at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change repurchase price with respect to the notes.
In connection with any fundamental change offer, we will, to the extent applicable:

†	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

†	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.
SUBORDINATION
Payment of all amounts due with respect to the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all of our existing and future senior indebtedness. The notes also are effectively subordinated to all liabilities and other obligations of Playboy’s subsidiaries, including indebtedness and trade payables.
In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relating to us or to our assets, or any liquidation, dissolution or other winding-up of us, whether voluntary or involuntary, or any assignment for the benefit of our creditors or other marshaling of our assets or liabilities (except in connection with our consolidation or merger or our liquidation or dissolution following the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property and assets upon the terms and conditions of the indenture), the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all senior indebtedness, or we must make provision for such payment in full, before the holders of notes may receive any payment or distribution of any kind or character on account of principal of, or premium, if any, or interest on, the notes.
No payment or distribution of any of our assets of any kind or character, whether in cash, property or securities, may be made by us or on our behalf on account of the principal of, or premium, if any, or interest on, the notes upon the occurrence of any payment default in respect of designated senior indebtedness until such payment default is cured or waived in writing or ceases to exist or such designated senior indebtedness is discharged or paid in full in cash or cash equivalents. A “payment default” generally means a default in payment, whether at scheduled maturity, upon a scheduled installment, by acceleration or otherwise, of principal of, or premium, if any, or interest on, designated senior indebtedness beyond any applicable grace period.
“Designated senior indebtedness” generally means indebtedness under Holdings’ credit facility existing on March 15, 2005. “Designated senior indebtedness” also includes any senior indebtedness created after March 15, 2005 in which the instrument creating or evidencing the indebtedness expressly provides that the indebtedness is “designated senior indebtedness” with respect to the notes.

Description of notes

If:

†	there occurs any default or event of default with respect to any designated senior indebtedness, other than a payment default, pursuant to which maturity of the designated senior indebtedness may be accelerated (a “non-payment default”); and

†	we or a representative of holders of the designated senior indebtedness delivers to the trustee written notice (a “payment blockage notice”) of the non-payment default, then no payment or distribution of any of our assets of any kind or character, whether in cash, property or securities, may be made during the period we describe below (a “payment blockage period”) by us or on our behalf on account of the principal of, or premium, if any, or interest on, the notes or on account of a purchase at the holder’s option or a repurchase upon a fundamental change or a redemption or any other repurchase or acquisition of notes.
A “payment blockage period” commences on the date the trustee receives the payment blockage notice and ends on the earliest of:

†	179 days after that date, so long as the designated senior indebtedness to which the non-payment default relates is not accelerated before that time;

†	the date when the non-payment default is cured or waived or ceases to exist;

†	the date when the designated senior indebtedness is discharged or paid in full; or

†	the date when the payment blockage period is terminated by written notice to the trustee from a representative of the designated senior indebtedness.
After a payment blockage period ends, we will resume making any and all required payments in respect of the notes, including any missed payments. In any event, no more than one payment blockage period may commence during any period of 365 consecutive days. No non-payment default that existed or was continuing on the date any payment blockage period commenced will or can be made the basis for the commencement of a subsequent payment blockage period, unless such non-payment default has been cured or waived for a period of at least 90 consecutive days after the commencement of the first payment blockage period.
Because of these subordination provisions, we may pay funds that we would otherwise pay to holders of the notes instead to holders of senior indebtedness. Accordingly, holders of notes may recover less, ratably, than holders of senior indebtedness.
The notes are obligations solely of ours. None of our subsidiaries has guaranteed the notes. We conduct our operations through our subsidiaries and depend on earnings and cash flow of, and dividends from, these subsidiaries to pay our obligations. However, our subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of the notes and other obligations in the form of loans, distributions or otherwise. The assets of our subsidiaries are subject to the prior claims of all their creditors, including trade creditors, and the assets of substantially all of our US subsidiaries, other than Playboy.com and its subsidiaries, are subject to liens in favor of the lenders under Holdings’ credit facility. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding to which a subsidiary is subject, holders of its liabilities, including its trade creditors, will generally be entitled to payment on their claims from assets of that subsidiary before any of its assets are made available for distribution to us. In addition, the ability of the issuer’s subsidiaries to make payments to the issuer will also be affected by their own operating results and will be subject to applicable laws and contractual restrictions contained in Holdings’ credit facility and any other instruments governing any debt or leases of such subsidiaries, which may adversely impact our ability to pay interest and principal due on the notes, to satisfy our obligation to repurchase the notes under certain circumstances or to satisfy our obligation to pay the principal amount of the notes

Description of notes

in cash under the net-share settlement provisions of the indenture governing of the notes. See “Risk factors— Risks related to the notes and our common stock— The issuer’s subsidiaries will not guarantee the notes. The assets of the subsidiaries will be subject to the prior claims of all creditors of those subsidiaries.”
Except to the limited extent as we describe below under “—Limitation on layering indebtedness”, the indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee.
“Senior indebtedness” generally means all of our “indebtedness” (as described below) outstanding at any time, except:

†	the notes;

†	indebtedness that by its terms provides that it is not “senior” in right of payment to the notes;

†	indebtedness that by its terms provides that it is “pari passu” or “junior” or “subordinated” in right of payment to the notes;

†	indebtedness for trade payables or any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; and

†	our indebtedness to any of our subsidiaries.
“Indebtedness” of a person generally means the principal of, premium, if any, and interest on, and all other obligations in respect of:

†	all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities);

†	all obligations (other than trade payables) incurred by such person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such person or another person) of any business, real property or other assets;

†	all reimbursement obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

†	all capital lease obligations of such person required to be recorded as such under US GAAP;

†	all net obligations of such person under interest rate swap, currency exchange or similar agreements of such person;

†	all obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed-upon residual value of the leased property, including such person’s obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed-upon residual value of the leased property to the lessor;

†	guarantees by such person of indebtedness described in the above bullet points of another person; and

†	all renewals, extensions, refundings deferrals, restructurings, amendments and modifications of any indebtedness, obligation, guarantee or liability of the kind described in the above bullet points.

Description of notes

LIMITATION ON LAYERING INDEBTEDNESS
We will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior indebtedness and senior in any respect in right of payment to the notes.
CONSOLIDATION, MERGER AND SALE OF ASSETS
The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property and assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

†	either:

†	the transaction or series of related transactions is a merger or consolidation where we are the surviving corporation; or

†	the surviving, resulting or transferee person (if other than us):

†	is a corporation, limited liability company or other business entity organized and existing under the laws of the United States, any state of the United States or the District of Columbia; and

†	assumes all of our obligations under the notes and the indenture; and

†	no default or event of default exists immediately after giving effect to the transaction or series of related transactions.
When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.
Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes as described under “—Holders may require us to repurchase their notes upon a fundamental change.”
There is no precise, established definition of the phrase “all or substantially all” of our property and assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property and assets.
EVENTS OF DEFAULT
The following are events of default under the indenture for the notes:

†	our failure to pay the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise, whether or not the subordination provisions of the indenture prohibit the payment;

†	our failure to pay an installment of interest or additional interest, if any, on any note when due (whether or not the subordination provisions of the indenture prohibit the payment), if the failure continues for 30 days after the date when due;

†	our failure to deliver the principal return, the net shares or any cash in lieu of fractional shares, as the case may be, upon conversion of notes within the time period required by the indenture, and such failure continues for a period of five days;

Description of notes

†	our failure to timely provide notice as described under “—Purchase of notes by us at the option of the holder” or “—Holders may require us to repurchase their notes upon a fundamental change”;

†	our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

†	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10.0 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 60 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

†	failure by us or any of our subsidiaries to pay final and non-appealable judgments, the aggregate uninsured portion of which is at least $10.0 million, if the judgments are not paid or discharged within 60 days; and

†	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary”.
If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest, including additional interest, if any, and any premium on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest, including additional interest, if any, and any premium on, all notes will automatically become immediately due and payable. The subordination provisions of the indenture may limit the holders’ right to receive any payments or distributions upon acceleration or otherwise. See “—Subordination.”
After any such acceleration, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

†	the rescission would not conflict with any governmental or court order or decree;

†	all events of default, other than the non-payment of accelerated principal, premium or interest, have been cured or waived; and

†	certain amounts due to the trustee are paid.
The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s

Description of notes

rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

†	the holder gives the trustee written notice of a continuing event of default;

†	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

†	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

†	the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.
However, the above limitations do not apply to a suit by a holder to enforce:

†	the payment of any amounts due on the notes after the applicable due date; or

†	the right to convert notes in accordance with the indenture.
Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

†	in the payment of principal of, or premium, if any, or interest or additional interest, if any, on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

†	arising from our failure to deliver the principal return, the net shares or any cash in lieu of fractional shares, as the case may be, upon conversion of notes within the time period required by the indenture; or

†	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.
We are required promptly to notify the trustee upon our obtaining knowledge of a default or event of default under the indenture. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they are aware of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after it occurs or, if later, within 15 business days after the date that the trustee receives such notice. However, the trustee need not mail the notice if the default or event of default:

†	has been cured or waived; or

†	is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

Description of notes

MODIFICATION AND WAIVER
We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

†	change the stated maturity of the principal of, or the payment date of any installment of interest or any premium on, any note;

†	reduce the principal amount of, or any premium, interest or additional interest on, any note;

†	change the place or currency of payment of principal of, or any premium, interest or additional interest on, any note;

†	impair the right to institute a suit for the enforcement of any payment on, or with respect to, any note;

†	modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes at their option or upon a fundamental change;

†	modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

†	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

†	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

†	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

†	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.
We may, with the trustee’s consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to, among other things:

†	evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property and assets in accordance with the indenture;

†	give effect to the election, if any, by us referred to under “—Fundamental changes involving an acquisition of us by a public acquirer”;

†	make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our Class B common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property and assets;

†	make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act of 1933 pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

Description of notes

†	secure our obligations in respect of the notes;

†	add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

†	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture;

†	add any additional events of default with respect to the notes; or

†	provide for a successor trustee with respect to the notes in accordance with the indenture.
In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not individually or in the aggregate adversely affect the rights of any holder in any material respect.
Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, generally may:

†	waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

†	waive any past default or event of default and its consequences, except a default or event of default:

†	in the payment of principal of, or premium, if any, or interest or additional interest on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

†	arising from our failure to deliver the principal return, the net shares or any cash in lieu of fractional shares, as the case may be, upon conversion of notes within the time period required by the indenture; or

†	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.
DISCHARGE
We may generally satisfy and discharge our obligations under the indenture by:

†	delivering all outstanding notes to the trustee for cancellation; or

†	depositing with the trustee or the paying agent after the notes have become due and payable, or when the notes will become due and payable within one year, in each case whether at stated maturity or any redemption date, purchase date or fundamental change repurchase date or otherwise, cash or non- callable government securities, or a combination thereof, sufficient to pay all amounts due on all outstanding notes and paying all other sums payable by us under the indenture. For purposes of this section, “government securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.
In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.

Description of notes

CALCULATIONS IN RESPECT OF NOTES
We or our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, the determination of the current market price of our Class B common stock, the number of shares, if any, issuable upon conversion of the notes and amounts of interest and additional interest payable on the notes. We or our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes.
NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR STOCKHOLDERS
None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under US federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
REPORTS TO TRUSTEE
We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.
UNCLAIMED MONEY
If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest or additional interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.
PURCHASE AND CANCELLATION
The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for redemption, purchase, repurchase, transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.
We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.
REPLACEMENT OF NOTES
We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, before we issue a replacement note,

Description of notes

we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.
TRUSTEE AND TRANSFER AGENT
The trustee for the notes is LaSalle Bank National Association, and we have appointed the trustee as the paying agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. LaSalle Bank National Association is a lender under Holdings’ credit facility and is the transfer agent for our Class A common stock and our Class B common stock. In addition, we have other customary banking and trust relationships with LaSalle Bank National Association and its affiliates.
The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.
LISTING AND TRADING
In connection with our issuance of the notes in March 2005, the notes were made eligible to be traded in the PORTAL® Market of the National Association of Securities Dealers, Inc. Any notes sold under this prospectus, however, will no longer be eligible for trading in the PORTAL® Market. The notes are not listed on any national securities exchange or on the Nasdaq Stock Market. Our Class B common stock is listed on the New York Stock Exchange and the Pacific Exchange under the ticker symbol “PLA.”
FORM, DENOMINATION AND REGISTRATION OF NOTES
General
The notes are issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See “—Global securities” below for more information. The trustee need not:

†	register the transfer of or exchange any note for a period of 15 days before selecting notes to be redeemed;

†	register the transfer of or exchange any note during the period beginning at the opening of business 15 days before the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of the mailing; or

†	register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the notes not being redeemed, purchased or repurchased.

Description of notes

See “—Global securities” and “—Certificated securities” for a description of additional transfer restrictions that apply to the notes.
We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.
Global securities
Global securities representing the notes are deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC.
Except in the limited circumstances described below and in “—Certificated securities”, holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.
DTC has accepted the global securities representing the notes in its book-entry settlement system. The custodian and DTC keep electronic records of the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities are shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture, the notes and the registration rights agreement. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. Each holder owning a beneficial interest in a global security must rely on DTC’s procedures, and, if that beneficial owner is not a direct or indirect DTC participant, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any right of a holder of notes under the indenture or the global security. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.
Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers),

Description of notes

banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.
DTC has further advised us that it will take any action permitted to be taken by a holder of a note only at the direction of one or more DTC participants to whose account the DTC interest in the related global security is credited and only in respect of such portion of the aggregate principal amount of the global security as to which such participant or participants have given such direction.
Certificated securities
The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

†	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

†	an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.
Same-day settlement and payment
We will make payments in respect of notes that are represented by global securities by wire transfer of immediately available funds to DTC or its nominee as the registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5 million aggregate principal amount of notes. However, if the holder of the certificated note does not specify an account, or holds $5 million or less in aggregate principal amount, we will mail a check to that holder’s registered address.
We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.
Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
We have obtained the information we describe above concerning DTC and its book-entry system from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.
Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Description of notes

REGISTRATION RIGHTS, ADDITIONAL INTEREST
We entered into a registration rights agreement, dated as of March 15, 2005, with the initial purchasers of the notes for the benefit of holders of the notes and the shares of our Class B common stock issuable upon conversion of the notes. Pursuant to the registration rights agreement, we agreed:

†	to file with the SEC, by the 90th day after the date we first issued the notes, a shelf registration statement to cover resales of registrable securities (as described below) by the holders who satisfy certain conditions and provide the information we describe below for use with the shelf registration statement;

†	to use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act of 1933 as promptly as reasonably practicable but in any event by the 210th day after the date we first issued the notes; and

†	to use our commercially reasonable efforts to keep the shelf registration statement continuously effective under the Securities Act of 1933 until there are no registrable securities outstanding.
This prospectus is part of the shelf registration statement we agreed to file. The registration rights agreement permits us to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed an aggregate of 45 days in any 90-day period and not to exceed an aggregate of 90 days in any 360-day period, under certain circumstances and subject to certain conditions. We may prohibit offers and sales of registrable securities pursuant to the shelf registration statement for up to 60 days in any 90-day period under certain circumstances relating to certain acquisitions, financings, recapitalizations, business combinations or other similar transactions. We refer to any such period during which we may prohibit offers and sales as a “suspension period.” We will generally extend the period during which we must keep the shelf registration statement effective under the Securities Act of 1933 by the duration of any suspension period we institute during that period.
“Registrable securities” generally means each note and each underlying share of our Class B common stock until the earliest of:

†	the date the note or share has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement;

†	the date when the note or share may be resold without restriction pursuant to Rule 144(k) under the Securities Act of 1933 or any successor provision thereto;

†	the date when the note or share has been publicly sold pursuant to Rule 144 under the Securities Act of 1933 or any similar rule or regulation adopted by the SEC after the date of the registration rights agreement; and

†	the date that is two years after the latest date that we issue notes.
Holders of registrable securities must deliver certain information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement in order to have their registrable securities included in the shelf registration statement. A form of notice and questionnaire to be used for this purpose was included in the confidential offering memorandum, dated March 9, 2005, prepared by us in connection with our original issuance of the notes. Any holder that does not duly complete and deliver a questionnaire or provide the information it requires will not be named as a selling securityholder in the shelf registration statement, will not be permitted to sell any registrable securities held by that holder pursuant to the shelf registration statement and will not be entitled to receive any of the additional interest described in the following paragraph. We cannot assure you that we will be able to maintain an effective and current shelf registration statement as required. The

Description of notes

absence of an effective shelf registration statement may limit a holder’s ability to sell its registrable securities or may adversely affect the price at which it may sell its registrable securities.
If:

†	the shelf registration statement has not become effective under the Securities Act of 1933 by the 210th day after the date we first issued the notes;

†	a holder supplies the questionnaire referenced above after the tenth business day before the effective date of the shelf registration statement, and we fail to supplement or amend the shelf registration statement, or file a new registration statement, in accordance with the terms of the registration rights agreement, in order to add such holder as a selling securityholder;

†	the shelf registration statement is filed and has become effective under the Securities Act of 1933 but then ceases to be effective (without being succeeded immediately by an additional registration statement that is filed and immediately becomes effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) that exceeds an aggregate of 45 days (or 60 days under certain circumstances in connection with a suspension period relating to certain acquisitions, financings, recapitalizations, business combinations or other similar transactions) in any three month period or an aggregate of 90 days in any 360-day period; or

†	we fail to name as a selling securityholder, in the shelf registration statement or any amendment to the shelf registration statement, at the time it becomes effective under the Securities Act of 1933, or in any prospectus relating to the shelf registration statement, at the time we file the prospectus or, if later, the time the related shelf registration statement or amendment becomes effective under the Securities Act of 1933, any holder that is entitled to be so named as a selling securityholder, then we will pay additional interest to each holder of notes that are registrable securities who has provided to us the required selling securityholder information (or, in the case of the second or fourth bullet points above, the applicable holder or holders who were not included in the shelf registration statement). We refer to each event described in the bullet points above as a “registration default.”
The additional interest we must pay while there is a continuing registration default accrues at a rate per year equal to 0.25% for the 90-day period beginning on, and including, the date of the registration default, and thereafter at a rate per year equal to 0.50%, of the aggregate principal amount of the applicable notes.
We will not pay any additional interest on any note after it has been converted into cash and, if applicable, shares of our Class B common stock. If a note ceases to be outstanding during a registration default, we will prorate the additional interest to be paid with respect to that note.
So long as a registration default continues, we will pay additional interest in cash on March  15 and September 15 of each year to each holder who is entitled to receive additional interest in respect of a note of which the holder was the holder of record at the close of business on the immediately preceding March 1 and September 1, respectively. If we call a note for redemption, purchase a note pursuant to a purchase at the holder’s option or repurchase a note upon a fundamental change, and the redemption date, purchase date or fundamental change repurchase date is after the close of business on a record date and before the related additional interest payment date, we will instead pay the additional interest to the holder that submitted the note for redemption, purchase or repurchase.
Upon the cure of a registration default, additional interest will cease to accrue with respect to that registration default. In addition, no additional interest will accrue after the period we must keep the shelf registration statement effective under the Securities Act of 1933 or on any security that ceases to be a registrable security. However, we will remain liable for any previously accrued additional interest.

Description of notes

In no event will additional interest accrue on any note at a rate per year in excess of 0.50%. Other than our obligation to pay additional interest, we will not have any liability for damages with respect to a registration default on any note. If a holder has converted some or all of its notes into shares of our Class B common stock, the holder will not be entitled to receive additional interest with respect to those shares of common stock in the event of a registration default.
We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the initial shelf registration statement by release through a reputable national newswire service. A holder of registrable securities that does not provide us with a completed questionnaire or the information called for by it on or before the 10th business day before the date the initial shelf registration statement becomes effective will not be named as a selling securityholder in the shelf registration statement when it becomes effective and will not able to use the shelf registration statement to resell registrable securities. However, such a holder of registrable securities may thereafter provide us with a completed questionnaire, following the date of receipt of which we will, as promptly as reasonably practicable, but in any event within 20 days after that date (except as described below), file a supplement to the prospectus relating to the shelf registration statement or, if required, within 45 days after that date (except as described below), file a post-effective amendment or a new shelf registration statement, in order to permit resales of such holder’s registrable securities. However, if we receive the questionnaire during a suspension period, or we initiate a suspension period within 20 days after we receive the questionnaire, then we will, except as described below, make the filing within five business days after the end of the suspension period. We will not be required to file more than one supplement to the prospectus per 30-day period to name as a selling securityholder any holder that has provided us with a completed questionnaire after the 45th day following the effective date of the initial shelf registration statement. If we file a post-effective amendment or a new registration statement, then we will use our commercially reasonable efforts to cause the post-effective amendment or new registration statement to become effective under the Securities Act of 1933 as promptly as reasonably practicable, but in any event by the 45th day after the date the registration rights agreement requires us to file the post-effective amendment or new registration statement. However, if a post-effective amendment or a new registration statement is required in order to permit resales by holders seeking to include registrable securities in the shelf registration statement after the effectiveness of the original shelf registration statement, we will not be required to file more than one post-effective amendment or new registration statement for such purpose in any 90-day period.
We understand that the SEC may not permit selling securityholders to be added to the shelf registration statement after it is declared effective by means of a supplement to the related prospectus. Accordingly, if a holder does not deliver a duly completed questionnaire on or before the 10th business day before the effective date of the original shelf registration statement and the holder then requests its registrable securities to be included in the shelf registration statement, the holder could experience significant additional delay because we may be required to file a post-effective amendment or a new registration statement before the holder will be able to resell registrable securities pursuant to the shelf registration statement or the new shelf registration statement. Accordingly, we have strongly encouraged holders to submit a completed questionnaire as promptly as possible following the initial issuance of the notes and prior to effectiveness of the shelf registration statement.
To the extent that any holder of registrable securities identified in the shelf registration statement is a broker-dealer, or is an affiliate of a broker-dealer that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC’s interpretations, an “underwriter” within the meaning of the Securities Act of 1933. Any holder, whether or not it is an “underwriter”, that sells securities by means of the prospectus relating to the shelf registration statement will be subject to certain potential liabilities arising under the Securities Act

Description of notes

for material misstatements or omissions contained in the prospectus. However, a holder of registrable securities that is deemed to be an “underwriter” within the meaning of the Securities Act of 1933 may be subject to additional liabilities under the federal securities laws for misstatements and omissions contained in the shelf registration statement.
No holder may sell its registrable securities in an underwritten offering pursuant to the shelf registration statement without our prior written consent.
Pursuant to the registration rights agreement, each holder will be required to indemnify us for certain losses in connection with the shelf registration statement.
The above summary of certain provisions of the registration rights agreement does not purport to be complete and is subject, and is qualified in its entirety by reference, to the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us or the trustee upon request.
GOVERNING LAW
The indenture, the notes and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York.

Description of certain other indebtedness and preferred stock obligations
CREDIT FACILITY
Effective April 1, 2005, Holdings entered into an amended and restated credit agreement with Bank of America, N.A. and LaSalle Bank National Association which amended and restated the terms of our credit facility. The following description of the credit facility is qualified in its entirety by reference to the complete text of the amended and restated credit agreement, which is included as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 and incorporated by reference herein.
The amended and restated credit agreement, subject to the terms and conditions set forth therein, provides Holdings with a secured revolving credit facility for borrowing up to $50.0 million for working capital advances and general corporate purposes, including up to $30.0 million of which is available for the issuance of letters of credit. As of the effective date of the amended and restated credit agreement, there were no loans and $10.8 million in letters of credit outstanding under the credit facility.
Term
All outstanding borrowings under the credit facility are scheduled to mature on April 1, 2008.
Interest
For purposes of calculating interest, revolving loans under the credit facility are designated as Eurodollar rate committed loans or, in certain circumstances, base rate committed loans.
Eurodollar rate committed loans bear interest at the London interbank eurodollar rate, adjusted for reserves, plus a borrowing margin that varies from 1.00% to 2.75% depending on our Transactions Adjusted EBITDA (as defined in the amended and restated credit agreement). Interest on Eurodollar rate committed loans is payable at the end of the applicable interest period in the case of interest periods of one, two or three months and every three months in the case of interest periods which exceed three months.
Base rate committed loans bear interest at (a) the greater of (i) the rate most recently announced by Bank of America, N.A. as its “prime rate” or (ii) the federal funds rate plus 1/2 of 1% per annum plus (b) a borrowing margin that varies from 0.00% to 1.25% depending on our Transactions Adjusted EBITDA (as defined in the amended and restated credit agreement). Interest on base rate committed loans is payable quarterly in arrears.
Letters of credit issued under the credit facility accrue fees at the applicable Eurodollar rate borrowing margin.
Security and Guarantees
The credit facility provides that any loans made thereunder and any swap or other hedging arrangements entered into with any of the lenders will be obligations of Holdings and guaranteed by Playboy Enterprises, Inc. and substantially all of its other present and future domestic subsidiaries other than Playboy.com and its subsidiaries. The credit facility provides that obligations thereunder will be secured by a first priority lien or pledge (subject to permitted liens) on 100% of the stock of substantially all of Playboy Enterprises, Inc.’s present and future direct and indirect domestic subsidiaries other than Playboy.com’s subsidiaries and on 65% of the capital stock of certain of Playboy Enterprises, Inc.’s indirect first-tier foreign subsidiaries other than subsidiaries of Playboy.com. The credit facility also provides that obligations thereunder will be secured by a first priority lien or

Description of certain other indebtedness and preferred stock obligations pledge (subject to permitted liens) on (i) the Playboy Mansion and the personal property assets of Playboy Enterprises, Inc. and substantially all of its present and future direct and indirect domestic subsidiaries, other than Playboy.com and its subsidiaries and (ii) trademarks owned by Playboy Enterprises, Inc. and substantially all of Playboy Enterprises, Inc.’s present and future direct and indirect domestic subsidiaries, other than Playboy.com and its subsidiaries. Under the terms of the amended and restated credit agreement, Playboy.com and its subsidiaries must provide guarantees of and pledge or grant security interests in their assets to secure the obligations under the credit facility on substantially the same terms as applicable to the existing loan parties if Playboy.com becomes a wholly-owned subsidiary of Playboy Enterprises, Inc.
Covenants
The credit facility contains representations, affirmative covenants, negative covenants and financial covenants that restrict our and our subsidiaries’ ability to do specified things, including but not limited to:

†	incur or guarantee additional indebtedness;

†	pay dividends or make other distributions on capital stock;

†	repurchase capital stock;

†	make loans and investments;

†	enter into agreements restricting the ability of the subsidiaries of Playboy Enterprises, Inc. to pay dividends;

†	create liens;

†	sell or otherwise dispose of assets;

†	enter new lines of business;

†	merge or consolidate with other entities; and

†	engage in transactions with affiliates.
The following financial covenants are included:

†	minimum net worth;

†	minimum interest coverage ratio; and

†	limitation on capital expenditures.
Mandatory Prepayment and Commitment Reduction
In the event of a sale or other disposition of the Playboy Mansion or the Playboy or Rabbit Head trademark designs, Holdings must apply the net cash proceeds of such disposition up to the amount necessary to repay its borrowings under the credit facility, and the banks’ commitment under the credit facility will be reduced permanently by an amount equal to such net cash proceeds, unless at the time of such disposition no event of default exists, in which case the commitments shall not be reduced to less than $25.0 million.
Events of Default
The loan documentation for the credit facility contains customary events of default, including, but not limited to, specified change of control events and cross defaults to other indebtedness of Playboy

Description of certain other indebtedness and preferred stock obligations

Enterprises, Inc. or any subsidiary that is a restricted subsidiary for purposes of the credit facility.
PLAYBOY.COM PREFERRED STOCK
In August 2001, our subsidiary Playboy.com, Inc. issued $10 million of its Series A Preferred Stock. Each share of the Playboy.com Series A Preferred Stock has a liquidation preference equal to $7.1097 plus 8% per annum compounded annually from the original issuance date. As of March 31, 2005, the aggregate liquidation preference of the outstanding shares of Series A Preferred Stock was $12.9 million.
The holders of Playboy.com Series A Preferred Stock can require Playboy.com to redeem any or all of their shares of Playboy.com Series A Preferred Stock at any time from and after August 10, 2006. If either of the preferred stockholders elects to cause a redemption during the 180-day period beginning August 10, 2006, and Playboy.com is unable to, or does not, satisfy its redemption obligations, we are required to satisfy Playboy.com’s redemption obligations by delivering, at our option, cash or shares of our Class B common stock or any combination thereof. Preferred stockholders to which we issue shares of our Class B common stock in satisfaction of Playboy.com’s redemption obligations are entitled to certain registration rights with respect to those shares.

Description of capital stock
GENERAL
Our authorized capital stock consists of 82,500,000 shares of common stock, of which 7,500,000 shares are Class A common stock, par value $0.01 per share, and 75,000,000 shares are Class B common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock. All outstanding shares of our Class A common stock, Class B common stock and preferred stock are validly issued, fully paid and non-assessable.
COMMON STOCK
Voting
Each share of Class A common stock entitles its holder to one vote on all matters submitted to the stockholders, including the election of directors. Each share of Class B common stock has no voting rights, other than those as described below or as required by law. Under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, holders of Class B common stock are entitled to vote on proposals to increase or decrease the number of authorized shares of Class B common stock, to change the par value of the Class B common stock or to alter or change the powers, preferences or special rights of the shares of Class B common stock which may affect them adversely.
Dividends and Other Distributions (including Distributions upon Liquidation or Sales)
Each share of Class A common stock and Class B common stock is equal with respect to dividends and other distributions in cash, stock or property (including distributions upon liquidation, dissolution or winding up of us), except as described below. Dividends or other distributions payable on our capital stock in shares of stock will be made to all holders of our capital stock and may be made either (a) in shares of Class B common stock or any security other than Class A common stock to the record holders of both Class A common stock and Class B common stock, or (b) in shares of Class A common stock to the record holders of Class A common stock and shares of Class B common stock to the record holders of Class B common stock. In no event will either Class A common stock or Class B common stock be split, divided or combined unless the other is proportionately split, divided or combined. Holdings’ credit facility limits our ability to pay cash dividends.
Non-Convertibility
Neither the Class A common stock nor the Class B common stock is convertible into the other, or any of our other securities.
Minority Protection Transactions
If any person or group acquires beneficial ownership of additional Class A common stock (other than upon original issuance by us, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan), or any persons holding Class A common stock form a group, and the acquisition or formation results in that person or group owning 10% or more of the Class A common stock then outstanding, which we refer to as a “Related Person”, and the Related Person does not then own an equal or greater percentage of all outstanding shares of Class B common stock, the Related Person must, within a 90-day period beginning the day after becoming a Related Person, make a public tender offer to acquire additional shares of Class B common stock, which we refer to as a “Minority Protection Transaction.” For purposes of this provision, “beneficial ownership” and “group” have the respective meanings of those terms as used in Rule 13d-3 and Rule 15d-5(b) under the Securities Exchange Act of 1934 or any successor statute or regulations.

Description of capital stock

In a Minority Protection Transaction, the Related Person must offer to acquire from the holders of Class B common stock that number of shares of additional Class B common stock, which we refer to as the “Additional Shares”, determined by (1) multiplying the percentage of outstanding Class A common stock beneficially owned by the Related Person by the total number of shares of Class B common stock outstanding on the date the person or group became a Related Person, and (2) subtracting the total number of shares of Class B common stock beneficially owned by the Related Person on that date (including shares acquired on that date or before the time the person or group became a Related Person). The Related Person must acquire all shares validly tendered or, if the number of shares tendered exceeds the number determined under the formula, a proportionate amount from each tendering holder.
The offer price for any shares required to be purchased by the Related Person in a Minority Protection Transaction is the greater of (1) the highest price per share paid by the Related Person for any share of Class A common stock in the six-month period ending on the date the person or group became a Related Person, or (2) the highest bid price of a share of the Class A common stock or Class B common stock on the New York Stock Exchange on the date the person or group became a Related Person.
A Minority Protection Transaction will also be required by any Related Person, and any other person or group beneficially owning 10% or more of the outstanding Class A common stock, which we refer to as an “Interested Common Stockholder”, that acquires additional Class A common stock (other than upon issuance or sale by us, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan) or joins with other persons to form a group, whenever an additional acquisition or formation results in the Related Person or Interested Common Stockholder owning the next highest integral multiple of 5% (e.g. 15%, 20%, 25%, etc.) of the outstanding Class A common stock and the Related Person or Interested Common Stockholder does not own an equal or greater percentage of all outstanding shares of Class B common stock. The Related Person or Interested Common Stockholder will be required to extend an offer to buy that number of Additional Shares prescribed by the formula stated above, and must acquire all shares validly tendered or a proportionate amount as specified above at the price determined above, even if a previous offer resulted in fewer shares of Class B common stock being tendered than the previous offer included.
The requirement to engage in a Minority Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer. The penalty applicable to any Related Person or Interested Common Stockholder that fails to make a required offer, or to purchase shares validly tendered (after proration, if any), is to suspend automatically the voting rights of the shares of Class A common stock owned by the Related Person or Interested Common Stockholder until completion of the required offer or until divestiture of the shares of Class A common stock that triggered the offer requirement. Neither the Minority Protection Transaction requirement nor the related penalty apply to any increase in percentage ownership of Class A common stock resulting solely from a change in the total amount of Class A common stock outstanding.
Similar requirements apply to any purchases by us, except that any treasury shares will be included in the calculations. All calculations are based upon numbers of shares reported by us in our most recent annual or quarterly report filed under the Securities Exchange Act of 1934, or any current report filed on Form 8-K.
This provision of our Amended and Restated Certificate of Incorporation may be amended in a manner adversely affecting the holders of Class B common stock (including amendments effected in any merger or consolidation involving us) only if the amendment is approved by a majority vote of holders of Class B common stock who are not Related Persons or Interested Common Stockholders.

Description of capital stock

Preemptive Rights
Our capital stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of any class of our capital stock or any other securities convertible into shares of any class of our capital stock.
Mergers and Acquisitions
Each holder of Class B common stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A common stock in a merger or consolidation of us (whether or not we are the surviving corporation). Any issuance of shares of Class A common stock in a merger or other acquisition transaction must be approved by the holders of a majority of the shares of Class A common stock unless shares of Class B common stock are also issued in the transaction and the quotient determined by dividing the number of shares of Class B common stock to be so issued by the number of shares of Class A common stock to be so issued is at least equal to the quotient determined, immediately before the transaction, by dividing the total number of outstanding shares of Class B common stock by the total number of outstanding shares of Class A common stock and Class B common stock taken together.
Section 203 of the DGCL generally prohibits some Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless (1) before the time the stockholder became an interested stockholder, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) when the transaction resulting in the person becoming an interested stockholder was completed, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by some directors or some employee stock plans), or (3) on or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding any stock owned by the interested stockholder. A “business combination” includes a merger, asset sale and some other transactions resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is a person who (other than the corporation and any direct or indirect majority owned subsidiary of the corporation), together with affiliates and associates, owns (or, is an affiliate or associate of the corporation and, within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. A Delaware corporation may “opt out” from the application of Section 203 of the DGCL through a provision in its certificate of incorporation. Our Amended and Restated Certificate of Incorporation does not contain a provision of that kind and we have not “opted out” from the application of Section 203 of the DGCL.
PREFERRED STOCK
Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of our preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participation, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our common stock. Our board of directors, without stockholder approval, can issue preferred stock with conversion or other rights that could adversely affect the rights of the holders of our common stock. Any issuance of preferred stock may have the effect of decreasing the market price of our common stock. Notwithstanding the foregoing, any such preferred stock shall not have any voting powers, except as

Description of capital stock

required by law or in the event of failure to pay dividends, and shall in no event be convertible into shares of Class A common stock.

________________________________________________________________________________
Certain US federal tax considerations
The following is a general discussion of certain US federal income tax considerations relating to the purchase, ownership and disposition of the notes and any Class B common stock received upon conversion of the notes. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial decisions, published positions of the Internal Revenue Service, or IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion is limited to holders who hold the notes and any Class B common stock received upon conversion of the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not discuss the tax considerations applicable to Class B common stock acquired other than by upon conversion of the notes pursuant to the terms of the indenture. The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under the US federal income tax laws (such as financial institutions, broker-dealers, insurance companies, expatriates, tax-exempt organizations, persons that are, or hold their notes or Class B common stock through, partnerships or other pass-through entities or US persons who have a functional currency other than the US dollar) or to persons that hold their notes or Class B common stock as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for US federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, the discussion does not address any tax consequences other than US federal income tax consequences. No IRS ruling has been or will be sought by us regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Prospective holders are urged to consult their own tax advisors as to the particular US federal tax consequences to them of acquiring, owning and disposing of the notes and the Class B common stock, as well as the effects of state, local and non-US tax laws.
For purposes of this discussion, a “US holder” means a beneficial owner (as determined for US federal income tax purposes) (other than a partnership) of a note or Class B common stock that is, or is treated as, one of the following:

†	an individual citizen or resident of the United States;

†	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

†	an estate the income of which is subject to US federal income taxation regardless of its source; or

†	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable US Treasury regulations to be treated as a US person.
A “non-US holder” means any beneficial owner of a note (other than a partnership) that is not a US holder.
If a partnership (including any entity treated as a partnership or other pass-through entity for US federal income tax purposes) is a holder of a note or Class B common stock, the US federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships particularly are urged to consult their tax advisors as to the particular US federal income tax consequences applicable to them.
CLASSIFICATION OF THE NOTES
Pursuant to the terms of the indenture, we and each holder of notes agree to treat the notes, for US federal income tax purposes, as “contingent payment debt instruments” and to be bound by our

Certain US federal tax considerations

application of the US Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”), including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule.” The remainder of this discussion assumes that the notes will be treated in accordance with that agreement and our determinations. Although no authority directly addresses the treatment of all aspects of the notes for US federal income tax purposes, in Revenue Ruling 2002-31 and Notice 2002-36, the IRS concluded that a debt instrument similar, though not identical, to the notes was subject to the CPDI Regulations and clarified the application of various aspects of certain other provisions of the Internal Revenue Code to such debt instrument. While this guidance supports certain aspects of the tax treatment of the notes described below, the applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, such as the notes, is uncertain. Accordingly, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described in this summary. A different treatment of the notes for US federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain or loss recognized in respect of the notes from that described below and could require a holder to accrue interest income at rate different from the “comparable yield” described below.
ADJUSTMENT TO THE CONVERSION RATE
The rate at which the notes are convertible into cash and, if applicable, shares of Class B common stock is subject to adjustment under certain circumstances as described under “Description of notes— Conversion rights— Adjustments to the conversion rate” and “Description of notes— Conversion rights— Adjustment to the conversion rate upon the occurrence of certain fundamental changes.” The holder of a note may be deemed to receive a constructive distribution includible in income in the manner described under “US holders— Dividends” and “Non-US holders— Notes” below if, and to the extent that, certain adjustments in the conversion rate (e.g., adjustments in respect of taxable dividends to our stockholders) increase the proportionate interest of the holder in the fully diluted Class B common stock. The holder of a note will be deemed to receive such a constructive distribution even if the holder does not receive any cash or property as a result of such adjustment and regardless of whether such holder ever exercises its conversion privilege. Any such constructive distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or the dividends-received deduction applicable to certain dividends paid to corporate holders. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes will generally not be deemed to result in a constructive distribution.
US HOLDERS
Interest
Under the CPDI Regulations, actual cash payments of interest on the notes will not be reported separately as taxable income. Instead, a US holder will generally be required to accrue interest income on the notes on a constant yield to maturity basis, calculated based on the adjusted issue price (as defined below) of the notes and the comparable yield (as defined below), regardless of such holder’s method of tax accounting. Accordingly, a US holder will be required to include in taxable income in each year interest income with respect to the notes significantly in excess of the amount of interest payments, including contingent interest payments, actually received by the holder in that year.

Certain US federal tax considerations

Subject to the adjustments described below, the CPDI Regulations provide that a US holder must accrue ordinary interest income, as original issue discount for US federal income tax purposes, for each accrual period prior to and including the maturity date of the notes in an amount that equals:

†	the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (b) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

†	divided by the number of days in the accrual period; and

†	multiplied by the number of days during the accrual period that the US holder held the notes.
The “issue price” of a note is the first price at which a substantial amount of the notes were sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments scheduled to be made with respect to the notes.
Under the CPDI Regulations, we are required to establish the “comparable yield” for the notes, which is the annual yield we would incur, as of the initial issue date, on a fixed-rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Accordingly, we have determined the comparable yield to be 7.75%, compounded semi-annually.
We are required to provide to holders, solely for US federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature of the notes. A holder may obtain the projected payment schedule by submitting a written request to us at the following address: Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611, Attention: Treasurer.
The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a holder’s interest accruals and adjustments thereof in respect of the notes for US federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to holders of the notes.
Adjustments to Interest Accruals on the Notes
If a US holder receives actual payments with respect to a note in a tax year that, in the aggregate, exceed the total amount of projected payments for that tax year, the US holder will have a “net positive adjustment” equal to the amount of such excess. The US holder will be required to treat the “net positive adjustment” as additional interest income for that tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year, including the fair market value of any Class B common stock received upon conversion of the notes.
If a US holder receives actual payments with respect to a note in a tax year that, in the aggregate, are less than the amount of the projected payments for that tax year, the US holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (i) reduce the US holder’s interest income on the note for that tax year and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the US holder’s interest income on the note during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried

Certain US federal tax considerations

forward to offset future interest income in respect of the note or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the note.
A US holder whose basis in a note is different from the adjusted issue price of the note (i.e., the US holder acquired the note at a premium to or discount from the note’s adjusted issue price) must reasonably allocate any such difference to the daily portions of interest and/or the projected payments over the remaining term of the note for purposes of determining such US holder’s net positive or net negative adjustment as described above. Such allocation must be reasonable, based on all the facts and circumstances, and should take into consideration changes in prevailing market interest rates or changes in the expected value of any remaining contingent payments. If a US holder’s basis in a note exceeds the note’s adjusted issue price, the amount of such difference that is allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date such daily portion accrues or projected payment is made and the US holder’s adjusted basis in the note is decreased by such negative adjustment. If a US holder’s basis in a note is less than the note’s adjusted issue price, the amount of such difference that is allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the relevant projected payment is made and the US holder’s adjusted basis in the note is increased by such positive adjustment. Prospective investors are urged to consult their own tax advisors regarding the proper allocation of any such acquisition premium or discount to the daily portions of interest and/or the projected payments over the remaining term of the note.
Sale, Exchange, Repurchase, Redemption or Conversion of the Notes
Generally, the sale, exchange, repurchase or redemption of a note, or the conversion of a note for cash or a combination of cash and Class B common stock, will result in gain or loss to a US holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of cash and shares of our Class B common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat any payment of shares of our Class B common stock to a US holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, US holders are generally bound by our determination of the comparable yield and the schedule of projected payments.
The amount of gain or loss on a sale, exchange, repurchase, redemption or conversion of a note will be equal to the difference between (i) the amount of cash plus the fair market value of any other property received by the US holder, including the fair market value of any shares of our Class B common stock received upon conversion of a note, reduced by any negative adjustment carryforward as described above, and (ii) the US holder’s adjusted tax basis in the note. A US holder’s adjusted tax basis in a note on any date will generally be equal to the US holder’s original purchase price for the note, (x) increased by any interest income previously accrued on such note by the US holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above, other than adjustments relating to acquisition discount) and (y) decreased by the amount of any projected payments, as described above, scheduled to be made on the notes to the US holder through such date (without regard to the actual amount paid) and any adjustments for acquisition premium as described above.
Gain recognized upon a sale, exchange, repurchase, redemption or conversion of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, repurchase, redemption or conversion of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note was held for more than one year). The deductibility of capital losses is subject to limitations.

Certain US federal tax considerations

A US holder’s tax basis in shares of our Class B common stock received upon a conversion of a note will equal the fair market value of such Class B common stock at the time of conversion and the US holder’s holding period for such shares will commence on the day immediately following the date of conversion.
Dividends
A distribution to a US holder on our Class B common stock that is made out of our current or accumulated earnings and profits (as determined for US federal income tax purposes) will constitute a dividend and will be includable in income by such US holder. Distributions not paid out of current or accumulated earnings and profits generally should be treated first as a return of capital to the extent of a US holder’s tax basis in the Class B common stock on which the distribution was made, and then as capital gain to the extent the distribution exceeds such tax basis. Provided that certain holding period and other requirements are satisfied by a US holder, our distributions to such US holder that are taxable as dividends will be (i) in the case of a corporate US holder, eligible for the dividends received deduction and (ii) in the case of dividends paid in taxable years beginning on or before December 31, 2008, eligible to be treated by an individual US holder as “qualified dividend income”, which is taxable at the rates generally applicable to long-term capital gains.
Sale, Exchange or Other Disposition of Class B common stock
Upon a sale, exchange or other disposition of Class B common stock, a US holder generally will recognize taxable capital gain or loss in an amount equal to the difference between (i) the amount realized upon such sale, exchange or other disposition and (ii) such US holder’s tax basis in such Class B common stock at the time of its disposition. Such gain or loss generally will be long-term capital gain or loss if the US holder’s holding period with respect to such Class B common stock is more than one year at the time of its disposition. Long-term capital gains of individual US holders are generally eligible for reduced rates of US federal income taxation. The deductibility of capital losses is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a US holder that recognizes a loss that meets certain thresholds upon the sale, exchange or other disposition of Class B common stock may have to comply with certain disclosure requirements and should consult its tax advisor.
Information Reporting and Backup Withholding
Interest paid or accrued on a note, distributions with respect to the Class B common stock, as well as the proceeds from a sale, exchange or other disposition of a note or the Class B common stock generally will be subject to information reporting. In addition, such amounts may be subject to backup withholding (currently imposed at a rate of 28%) if a US holder fails to provide its correct taxpayer identification number or to make required certifications, or has been notified by the IRS that it is subject to backup withholding. Certain US holders are exempt from backup withholding. Backup withholding is not an additional tax and any amount withheld may be credited against a US holder’s US federal income tax liability. If backup withholding results in an overpayment of taxes, a US holder may obtain a refund or credit, provided that the US holder furnishes the required information to the IRS.

Certain US federal tax considerations

NON-US HOLDERS
Notes
All payments on a note made to a non-US holder, including a payment of our Class B common stock pursuant to a conversion, and any gain realized on a sale or exchange of the note, generally will not be subject to US federal income or withholding tax, unless the non-US holder:

†	holds the note in connection with the conduct of a US trade or business;

†	actually or constructively owns, or is deemed to own, 10% or more of the total combined voting power of all classes of our voting stock;

†	is a “controlled foreign corporation” that is directly or indirectly related to us;

†	is a bank that acquired a note in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

†	fails to properly certify to us or our paying agent as to its non-US status (generally on IRS Form W- 8BEN).
If a non-US holder of a note is deemed to receive a constructive dividend (see “Adjustments to the conversion rate” above), the non-US holder will generally be subject to US withholding tax at a rate of 30% on the amount of such dividend. We may satisfy the withholding requirement by reducing the interest payable to such non-US holder by a corresponding amount. The withholding tax rate may be subject to reduction (i) by an applicable treaty if the non-US holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a non-US holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a US trade or business.
Class B common stock
Dividends paid to a non-US holder of Class B common stock will generally be subject to US withholding tax at a rate of 30%, which rate may be subject to reduction (i) by an applicable treaty if the non-US holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a non-US holder claiming that the dividends are effectively connected with the conduct of a US trade or business.
A non-US holder generally will not be subject to US federal income tax on gain realized on the sale, exchange or other disposition of Class B common stock unless:

†	the non-US holder holds the Class B common stock in connection with the conduct of a US trade or business;

†	the non-US holder is an individual who is present in the US for 183 days or more during the taxable year in which gain is realized and certain other conditions are met;

†	the non-US holder fails to properly certify to us or our paying agent as to its non-US status (generally on IRS Form W-8BEN); or

†	we are or have been a US real property holding corporation (as defined in the Internal Revenue Code) at any time during the shorter of the five-year period preceding such disposition or the period the non- US holder held the Class B common stock, and (i) the non-US holder owns, or is deemed to own, more than 5% of our Class B common stock or (ii) our Class B common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. We believe that we are not, and we do not anticipate becoming, a US real property holding corporation.

Certain US federal tax considerations

Income Effectively Connected with a US Trade or Business
If a non-US holder of a note or our Class B common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on the Class B common stock, gain realized on the sale, exchange, conversion or other disposition of the notes, or gain realized on the sale or exchange of our Class B common stock is effectively connected with the conduct of such trade or business, the non-US holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular US federal income tax on such interest, dividends or gain in the same manner as if it were a US holder. In addition, if such a non-US holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.
Information Reporting and Backup Withholding
A non-US holder not otherwise subject to US income or withholding tax may nonetheless be subject to information reporting and backup withholding (currently imposed at a rate of 28%) with respect to interest paid or accrued on a note, actual or constructive distributions on the Class B common stock and amounts realized on the disposition of a note or Class B common stock, unless the non-US holder provides the applicable IRS Form W-8 or otherwise establishes an exemption from backup withholding. The amount of any backup withholding from a payment to a non-US holder will be allowed as a credit against the non-US holder’s US federal income tax liability and may entitle the non-US holder to a refund, provided that the required information is furnished to the IRS. Non-US holders should consult their own tax advisors as to their qualification for an exemption for backup withholding and the procedures for establishing such exemption.
Even if a non-US holder is exempt from backup withholding, we may be required to report annually to the IRS and to the non-US holder the amount of, and any tax withheld with respect to, interest or dividends paid to the non-US holder. Copies of these information returns also may be made available (pursuant to a treaty or other agreement) to the tax authorities of the country in which the non-US holder resides or is organized.

Selling securityholders
The notes covered by this prospectus were originally issued by us in March 2005 to initial purchasers in transactions exempt from the registration requirements of the Securities Act. The notes were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and shares of our Class B common stock issuable upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, including their donees, pledgees, transferees and other successors in interest who later hold any of the selling securityholders’ interests.
The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the maximum number of shares of our Class B common stock into which such notes are convertible (which maximum number is subject to adjustment pursuant to the indenture under specified circumstances). Unless set forth below, to our knowledge, none of the selling securityholders or any of their affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the selling securityholder) held any position or office or had any material relationship with us or any of our predecessors or affiliates during the past three years or beneficially owns in excess of 1% of the outstanding Class B common stock.
The principal amounts of the notes set forth in the table below are based on information provided to us by each of the selling securityholders on or before June 9, 2005, and the percentages are based on $115,000,000 principal amount at maturity of notes outstanding. The number of shares of our Class B common stock that may be sold hereunder is calculated based on the Maximum Conversion Rate (as defined in the indenture governing the notes) of 76.3942 shares of our Class B common stock per $1,000 principal amount of notes.
Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the actual conversion rate, and therefore the number of shares of our Class B common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of our Class B common stock issuable upon conversion of the notes may increase or decrease.
The selling securityholders may from time to time offer and sell any or all of the notes or shares of our Class B common stock issuable upon conversion of the notes under this prospectus. Because the selling securityholders are not obligated to sell the notes or shares of our Class B common stock issuable upon conversion of the notes, we cannot estimate the amount of notes or shares of our Class B common stock issuable upon conversion of the notes that the selling securityholders will hold upon consummation of any such sales.

Selling securityholders

			Number of
			shares of
			Class B
			common	Percentage of
	Principal amount	Percentage	stock that	Class B
	of notes that	of notes	may be	common stock
Selling Securityholder	may be sold	outstanding	sold(1)	outstanding(2)

Advent Convertible Master (Cayman) L.P.	925,000	*	70,665	*
BNP Paribas Equity Strategies, SNC(7)(8)	6,210,000	5.40%	474,408	1.65%
BNP Parisbas Arbitrage(7)	500,000	*	38,197	*
BP Amoco PLC Master Trust	521,000	*	39,801	*
Calamos® Growth and Income Fund —
Calamos® Investment Trust	9,930,000	8.63%	758,594	2.62%
Calamos® Growth and Income Portfolio — Calamos® Advisors Trust	70,000	*	5,348	*
CNH CA Master Account, L.P.	500,000	*	38,197	*
Consulting Group Capital Markets Fund	117,000	*	8,938	*
CooperNeff Convertible Securities
Strategies (Cayman) Master Fund, LP	2,277,000	1.98%	173,950	*
Delaware Dividend Income Fund, a series of Delaware Group Equity Funds V(7)	1,400,000	1.22%	106,952	*
Delaware Investments Dividend and Income Fund, Inc.(7)	600,000	*	45,837	*
Delaware Investments Global Dividend and Income Fund, Inc.(7)	160,000	*	12,223	*
DKR SoundShore Opportunity Holding Fund Ltd.	3,750,000	3.26%	286,478	1.01%
FrontPoint Convertible Arbitrage Fund, L.P.(9)(10)	5,500,000	4.78%	420,168	1.47%
HFR CA Opportunity Mst. Trst.	52,000	*	3,972	*
Highbridge International LLC(7)	8,500,000	7.39%	649,351	2.25%
Hotel Union & Hotel Industry of Hawaii Pension Plan	80,000	*	6,112	*
KBC Financial Products USA Inc.(6)(11)	2,000,000	1.74%	152,788	*
LDG Limited	50,000	*	3,820	*
Levco Alternative Fund, Ltd(7)(12)	7,211,000	6.27%	550,879	1.92%
Lincoln National Convertible Securities Fund	1,840,000	1.60%	140,565	*
Linden Capital LP	4,000,000	3.48%	305,577	1.07%
Lyxor/Convertible Arbitrage Fund Limited	1,035,000	*	79,068	*
Lyxor Convertible Arb. Fund	23,000	*	1,757	*
Lyxor/JLC Fund Ltd(7)(13)	344,000	*	26,280	*
McMahan Securities Co. L.P.(6)	500,000	*	38,197	*
MSS Convertible Arbitrage 1 Fund c/o TQA Investors, LLC	9,000	*	688	*

Selling securityholders

			Number of
			shares of
			Class B
			common		Percentage of
	Principal amount	Percentage	stock that		Class B
	of notes that	of notes	may be		common stock
Selling Securityholder	may be sold	outstanding	sold(1)		outstanding(2)

Nations Convertible Securities Fund	7,000,000	6.09%	534,759		1.86%
Polaris Vega Fund L.P.	7,000,000	6.09%	534,759		1.86%
Purchase Associates, L.P.(7)(14)	427,000	*	32,620		*
Purchase Associates II, L.P.(7)(15)	618,000	*	47,212		*
S.G. Americas Securities, LLC(6)	5,000,000	4.35%	381,971		1.34%
Singlehedge US Convertible Arbitrage Fund	909,000	*	69,442		*
Sphinx Convertible Arb Fund SPC	565,000	*	43,163		*
Sphinx Fund c/o TQA Investors, LLC	157,000	*	11,994		*
SSI Hedged Convertible Market Neutral L.P.	212,000	*	16,196		*
Sturgeon Limited	1,069,000	*	81,665		*
Sunrise Partners Limited Partnership(7)	4,500,000	3.91%	343,774		1.20%
The City of Southfield Fire & Police Retirement System	19,000	*	1,451		*
The Estate of James Campbell CH	51,000	*	3,896		*
The Estate of James Campbell EST2	413,000	*	31,551		*
TQA Master Fund, Ltd.	931,000	*	71,123		*
TQA Master Plus Fund, Ltd.	1,528,000	1.33%	116,730		*
UBS O’Connor f/b/o O’Connor Global
Convertible Bond Master Limited	1,750,000	1.52%	133,690		*
UBS Securities LLC(6)(16)	3,750,000	3.26%	286,478		1.01%
Viacom Inc. Pension Plan Master Trust	22,000	*	1,681		*
Vicis Capital Master Fund	4,000,000	3.48%	305,577		1.07%
Wachovia Capital Markets LLC(6)	7,500,000	6.52%	572,957		1.99%
Whitebox Convertible Arbitrage Partners, L.P.	3,000,000	2.61%	229,183		*
Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	66,000	*	5,042		*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	210,000	*	16,043		*
All other holders of notes or future transferees, pledges, donees, assignees or successors of any such holders(3)	6,199,000	5.39%	473,568		1.65%
Total	115,000,000	100.00%	8,785,333	(4)	23.75%	(5)

*	Less than 1%.

(1)	Represents the maximum number of shares of our Class B common stock issuable upon conversion of all of the holder’s notes, based on the Maximum Conversion Rate of 76.3942 shares of our Class B common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the notes— Conversion rights— Adjustment to the conversion rate.” As a result, the maximum number of shares of our Class B common stock issuable upon conversion of the notes may increase or decrease in the future.

Selling securityholders

(2)	Calculated based on 28,201,063 shares of our Class B common stock outstanding as of April 30, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of our Class B common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Information about other selling securityholders will be set forth in amendments to the registration statement of which this prospectus forms a part or in prospectus supplements, if required.

(4)	Represents the maximum number of shares of our Class B common stock into which $115,000,000 aggregate principal amount of notes would be convertible at the conversion rate described in footnote 1 above.

(5)	Represents the quotient obtained by dividing (a) the aggregate number of shares of our Class B common stock that the selling securityholders may sell under this prospectus, as described in footnote 1 above (the “Offered Shares”), by (b) the sum of the number of shares of our Class B common stock outstanding as of April 30, 2005 and the Offered Shares.

(6)	Selling securityholder has identified itself as a broker-dealer. Each such selling securityholder has informed us that: (a) such selling securityholder acquired its notes in the ordinary course of business and (b) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(7)	Selling securityholder has identified itself as an affiliate of a broker-dealer. Each such selling securityholder has informed us that: (a) such selling securityholder acquired its notes in the ordinary course of business and (b) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(8)	Owns 89 shares of our Class B common stock.

(9)	Has short position on 152,500 shares of our Class B common stock.

(10)	FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the securities held by fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

(11)	KBC Financial Products USA Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding company N.V., a publicly traded entity.

(12)	Owns 290,500 shares of our Class A common stock.

(13)	Owns 21,600 shares of our Class A common stock.

(14)	Owns 56,200 shares of our Class A common stock.

(15)	Owns 23,000 shares of our Class A common stock.

(16)	Owns 31,938 shares of our Class B common stock.

Plan of distribution
The selling securityholders (including their donees, pledgees, transferees and other successors in interest) may sell the notes and shares of our Class B common stock issuable upon conversion of the notes from time to time directly to one or more purchasers or, alternatively, through broker-dealers or agents. The notes and shares of our Class B common stock issuable upon conversion of the notes may be sold in one or more transactions:

†	at fixed prices;

†	at prevailing market prices at the time of sale;

†	at varying prices determined at the time of sale; or

†	at negotiated prices.
These prices will be determined by the selling securityholder or by agreement between such securityholder and broker-dealers, who may receive compensation in the form of discounts or commissions or agents’ commissions from the selling securityholders and/or from the purchasers of the notes and shares of our Class B common stock issuable upon conversion of the notes for whom they may act as agent. If the notes or shares of our Class B common stock issuable upon conversion of the notes are sold through broker-dealers or agents, the selling securityholder is responsible for any such discounts or commissions or agents’ commissions. These discounts or commissions or agents’ commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. The sales of the notes and shares of our Class B common stock issuable upon conversion of the notes may be effected in transactions (which may involve block transactions):

†	on any national securities exchange or quotation service on which the notes or shares of our Class B common stock may be listed or quoted at the time of sale;

†	in the over-the-counter market;

†	otherwise than on such exchanges or services or in the over-the-counter market; or

†	through the writing of options.
In no event will such method(s) of distribution take the form of an underwritten offering of the notes or shares of our Class B common stock issuable upon conversion of the notes without our prior written consent, which we may withhold at our sole discretion. Furthermore, no selling securityholder or other person may participate in any underwritten registration unless such person:

†	agrees to sell its notes or shares of our Class B common stock issuable upon conversion of the notes on the basis reasonably provided in any underwriting arrangements approved by the person entitled under the registration rights agreement described above under “Description of notes— Registration rights, additional interest” to approve such arrangements; and

†	completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.
Selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or shares of our Class B common stock issuable upon conversion of the notes in the course of the hedging positions they assume. Selling securityholders may also sell the notes or shares of our Class B common stock issuable upon conversion of the notes to close out short positions or loan or pledge the notes or shares of our Class B common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities.
There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes

Plan of distribution

are currently designed for trading on the PORTAL® Market. However, once the notes are sold by means of this prospectus, those notes will no longer trade on the PORTAL® Market. Our Class B common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PLA.”
If a material arrangement with any broker-dealer or other agent is entered into for the sale of any notes or shares of our Class B common stock issuable upon conversion of the notes through a secondary distribution or a purchase by a broker-dealer, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. If we consent to any underwritten offering, the underwriter or underwriters with respect to an underwritten offering of notes or shares of our Class B common stock issuable upon conversion of the notes and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement.
To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of our Class B common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or shares of our Class B common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of our Class B common stock issuable upon conversion of the notes under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or shares of our Class B common stock issuable upon conversion of the notes by other means not described in this prospectus. Any notes or shares of our Class B common stock issuable upon conversion of the notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, each selling securityholder must comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes and the shares of our Class B common stock issuable upon conversion of the notes.
The selling securityholders and any broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the notes or shares of our Class B common stock issued on conversion of notes received by selling securityholders and any discounts or commissions or agents’ commissions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders that are underwriters would be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of our Class B common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of our Class B common stock issuable upon conversion of the notes to engage in market-making activities with respect to the particular notes and shares of our Class B common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of our Class B common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of our Class B common stock issuable upon conversion of the notes.

Plan of distribution

In that regard, the selling securityholders are required to acknowledge their obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of the notes or shares of our Class B common stock issuable upon conversion of the notes pursuant to the registration rights agreement. The selling securityholders are also required to agree that neither they nor any person acting on their behalf will engage in any transaction in violation of such provisions.
Pursuant to the registration rights agreement, we and the selling securityholders have agreed, subject to exceptions, to indemnify each other against specified liabilities, including liabilities under the Securities Act, and may be entitled to contribution from each other in respect of those liabilities.
We will not receive any of the proceeds from the sale by the selling securityholders of the notes or shares of our Class B common stock issuable upon conversion of the notes. We will bear the fees and expenses incurred in connection with our obligation to register the notes and the shares of our Class B common stock issuable upon conversion of the notes. However, the selling securityholders will pay all discounts or commissions or agents’ commissions payable to brokers-dealers or agents, fees and disbursements of any counsel or other advisors or experts retained by the selling securityholders and any documentary, stamp or similar issue or transfer tax.
Under the registration rights agreement, we may be required from time to time to require holders of notes and shares of our Class B common stock issued upon conversion of notes to discontinue the sale or other disposition of those notes and shares of our Class B common stock issued upon conversion of notes under specified circumstances. See “Description of notes—Registration rights, additional interest.”

Where you can find additional information
In accordance with the registration rights agreement, we filed a shelf registration statement on Form S-3 with the SEC relating to the notes and shares of our Class B common stock issuable upon conversion of the notes. This prospectus constitutes a part of that registration statement. As permitted under SEC rules, this prospectus does not include all of the information contained in the registration statement. We refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto, for further information about us, the notes and our Class B common stock. References in this prospectus to any of our contracts or other documents are not necessarily complete. If we have filed any document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of that document.
We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.
Incorporation of certain documents by reference
We have “incorporated by reference” into this prospectus certain information we have filed, or will file, with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we incorporate by reference into this prospectus will be considered to be modified or superseded to the extent that a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered part of this prospectus except as modified or superseded.
We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

†	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Annual Report”);

†	Amendment No. 1 on Form 10-K/A to the 2004 Annual Report;

†	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

†	our Current Reports on Form 8-K, dated January 14, 2005 (filed January 18, 2005), March 9, 2005 (filed March 15, 2005) and March 28, 2005 (filed April 1, 2005);

†	the description of our Class B common stock contained in Exhibit 99.1 to our Current Report on Form 8-K, dated March 15, 1999, including any amendments or other reports filed with the SEC for the purpose of updating such description; and

†	future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of this offering.
Each person, including any beneficial owner, to whom a prospectus is delivered may obtain, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for this information must be directed to us in writing at 680 North Lake Shore Drive, Chicago, Illinois 60611, Attention: Investor Relations, or by telephoning our Investor Relations staff at (312) 751-8000. We will not provide a copy of any exhibit to an SEC filing that is incorporated by reference in this prospectus, unless the exhibit has been specifically incorporated by reference in this prospectus.

Legal matters
Certain legal matters in connection with the offering of the notes and shares of our Class B common stock issuable upon conversion of the notes and will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.
Experts
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth the fees and expenses, other than discounts, commissions and concessions payable to broker-dealers and agents, in connection with the offering and distribution of the securities being registered. All amounts are estimates except the SEC registration fee. All of these fees and expenses will be borne by the registrant.

SEC registration fee	$13,536
Printing expenses	15,000
Legal fees and expenses	75,000
Accounting fees and expenses	20,000
Miscellaneous	10,000

Total	$133,536

Item 15.	Indemnification of Directors and Officers.
The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and our amended and restated certificate of incorporation and bylaws.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
In the case of an action by or in the right of the corporation, Section 145 of the DGCL grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as

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such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.
As permitted by Delaware law, Article VII of our amended and restated bylaws provides that we shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was, or has agreed to become, a director of officer of us, or is or was serving at the written request of us, as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article VII of our amended and restated bylaws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise. Article VII of our amended and restated bylaws also provides that we shall have the power to purchase and maintain insurance to protect us and any director, officer, employee or agent of us or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such persons against such expense, liability or loss under the DGCL.
We maintain an insurance policy on behalf of us and certain of our subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.
Section 102(b)(7) of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.
As permitted by Delaware law, Article TWELFTH of our amended and restated certificate of incorporation eliminates a director’s personal liability for monetary damages to us and our stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to us or our stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law, the unlawful payment of dividends or repurchase of stock or self-dealing.

Item 16.	Exhibits.

Exhibit
Number	Description

4.1	Certificate of incorporation of Playboy Enterprises, Inc.
4.2	Amended and Restated Bylaws of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3.4 to Playboy Enterprises, Inc.’s Current Report on Form 8-K dated March 15, 1999).
4.3	Specimen certificate representing the Class B common stock of Playboy Enterprises, Inc.
4.4	Indenture, dated as of March 15, 2005, between Playboy Enterprises, Inc. and LaSalle Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Playboy Enterprises, Inc.’s Current Report on Form 8-K dated March 9, 2005 and filed March 15, 2005).
4.5	Form of 3.00% Convertible Senior Subordinated Notes due 2025 of Playboy Enterprises, Inc. (included in Exhibit 4.4).
4.6	Registration Rights Agreement, dated March 15, 2005, among Playboy Enterprises, Inc. and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.3 to Playboy Enterprises, Inc.’s Current Report on Form 8-K dated March 9, 2005 and filed March 15, 2005).

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Exhibit
Number	Description

5	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
12	Statement regarding computation of ratio of earnings to fixed charges.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5).
24	Powers of attorney (included on signature pages to the registration statement).
25	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of LaSalle Bank National Association.

Item 17.	Undertakings.
(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as

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current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed in include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-iv

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on June 10, 2005.

PLAYBOY ENTERPRISES, INC.

By:	/s/ LINDA HAVARD

Name: Linda G. Havard
Title: Executive Vice President,
Finance and Operations
and Chief Financial Officer

II-v

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Linda G. Havard and Howard Shapiro, jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 10, 2005.

Title
Signature

/s/ CHRISTIE HEFNER Christie Hefner	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LINDA HAVARD Linda G. Havard	Executive Vice President, Finance and Operations and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ DENNIS S. BOOKSHESTER Dennis S. Bookshester	Director

/s/ DAVID I. CHEMEROW David I. Chemerow	Director

/s/ DONALD G. DRAPKIN Donald G. Drapkin	Director

/s/ JEROME H. KERN Jerome H. Kern	Director

/s/ SOL ROSENTHAL Sol Rosenthal	Director

/s/ RICHARD S. ROSENZWEIG Richard S. Rosenzweig	Director

/s/ RUSSELL I. PILLAR Russell I. Pillar	Director

II-vi

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Certificate of incorporation of Playboy Enterprises, Inc.
4.2	Amended and Restated Bylaws of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3.4 to Playboy Enterprises, Inc.’s Current Report on Form 8-K dated March 15, 1999).
4.3	Specimen certificate representing the Class B common stock of Playboy Enterprises, Inc.
4.4	Indenture, dated as of March 15, 2005, between Playboy Enterprises, Inc. and LaSalle Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Playboy Enterprises, Inc.’s Current Report on Form 8-K dated March 9, 2005 and filed March 15, 2005).
4.5	Form of 3.00% Convertible Senior Subordinated Notes due 2025 of Playboy Enterprises, Inc. (included in Exhibit 4.4).
4.6	Registration Rights Agreement, dated March 15, 2005, among Playboy Enterprises, Inc. and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.3 to Playboy Enterprises, Inc.’s Current Report on Form 8-K dated March 9, 2005 and filed March 15, 2005).
5	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
12	Statement regarding computation of ratio of earnings to fixed charges.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5).
24	Powers of attorney (included on signature pages to the registration statement).
25	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of LaSalle Bank National Association.